UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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TIMKENSTEEL CORPORATION

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Dear Shareholders,

TimkenSteel Corporation invites you to attend its 2021 annual meeting of shareholders at 10:00 a.m. Eastern time on May 5, 2021. We will consider matters that are important to our company and to you, our investors.

While 2020 was a year of ongoing transformation and unexpected challenges at TimkenSteel, employee health and safety remained our top priority with the lowest rate of recordable injuries since the company’s inception in 2014. Additionally, our employees were diligent in following COVID-19 protocols and, as a result, we have not experienced any operational shutdowns due to illness. We continue to work collaboratively with our employees, suppliers and the USW to ensure our workplaces remain exceptionally safe.

Despite the pandemic’s negative impact on many of our end markets, we made notable progress with several initiatives aimed at improving our profitability and balance sheet. During 2020, we delivered positive adjusted EBITDA and strong operating and free cash flow, supported by actions that included:

•	generating cash though disciplined working capital management and efficiency initiatives;
•	driving systemic cost savings through a variety of actions, including the reduction of our workforce by an additional 20 percent;
•	improving our capital structure with a reduction in total debt of $90.4 million and the completion of a $46 million exchange of a portion of TimkenSteel’s convertible notes due in 2021;
•	continuing optimization of our product, service and manufacturing portfolio to improve profitability; and
•	expanding our value-added components facility near Dayton, Ohio to service new automotive contracts.

In total, these and other initiatives enabled us to deliver over $100 million dollars of annualized savings in 2020 and improve our adjusted EBITDA compared with the prior year. The company also generated strong operating cash flow of $173.5 million for the full-year 2020 and ended 2020 with $102.8 million of cash and $314.1 million of total liquidity, both at the highest level since the company’s founding in 2014. Although adjusted EBITDA fell below target for the year, the improvement in profitability combined with exceptional operating cash flow performance resulted in a payout to our employees of approximately 81.7 percent of target variable compensation, validating that our pay-for-performance compensation plans operated as intended.

In January 2021, we welcomed Mike Williams as President and Chief Executive Officer of TimkenSteel. Under Mike’s leadership, we intend to leverage improving market conditions and build upon the progress made in 2020 to enhance profitability through simplifying business processes, improving commercial effectiveness and manufacturing efficiencies, and continuing to drive cost reduction opportunities. We want to thank Terry Dunlap for his outstanding leadership as interim Chief Executive Officer and President, and we look forward to Terry’s continued contribution as an independent member of our board of directors.

While 2020 presented unique and unforeseen challenges, we are aligned in our unwavering efforts to operate safely and serve our customers, with the goal of consistent profitability and cash flow generation for our shareholders.

Sincerely,

Jack Reilly	Mike Williams

Chairman of the Board	President and Chief Executive Officer

March 18, 2021

Enclosure

Notice of annual meeting of shareholders

Annual meeting information

Date: May 5, 2021

Time: 10:00 a.m. Eastern time

Place: There will be no in-person annual meeting. The meeting will be held “virtually” over the internet at www.cesonlineservices.com/tmst21_vm.

Record date: March 1, 2021

Agenda

1.	Election of the following directors to serve a three-year term expiring at the 2024 annual meeting: Terry L. Dunlap, Ronald A. Rice and Michael S. Williams

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2021

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

4.	Approval, on an advisory basis, of the frequency of advisory votes on named executive officer compensation

5.	Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan

Admission to the meeting

Only TimkenSteel shareholders as of the close of business on March 1, 2021 (the record date for the annual meeting), are entitled to join the virtual meeting. To attend the virtual annual meeting, please follow the instructions set forth below under “Additional information.”

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 18, 2021.

March 18, 2021

Kristine C. Syrvalin

Executive Vice President, General Counsel and Secretary

Your vote is important

Please vote as soon as possible.

Whether or not you plan to participate in the 2021 annual meeting of shareholders, please promptly vote on the Internet, by phone or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting electronically during the annual meeting if you wish to do so.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: If you received a printed version of the proxy materials, you may vote by mail.
During the annual meeting: If you participate in the virtual annual meeting, you may vote during the annual meeting by following the instructions set forth below under “Additional information.”
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card.

Important notice regarding the availability of proxy materials for the 2021 annual meeting of shareholders to be held on May 5, 2021: This proxy statement and our 2020 annual report to shareholders are available free of charge on the following website: www.ReadMaterial.com/TMST.

Additional information

To register for the virtual annual meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with TimkenSteel’s transfer agent or you are a participant holding TimkenSteel shares in a 401(k) plan sponsored by TimkenSteel and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tmst21_vm. Please have your proxy card, or notice, containing your 11-digit control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 4, 2021.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): Beneficial shareholders who wish to attend the virtual meeting may register by visiting the website www.cesonlineservices.com/tmst21_vm. Please have your voting instruction form, notice or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 4, 2021. If you need assistance registering, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3402.

The annual meeting will begin promptly at 10:00 a.m. Eastern time on May 5, 2021. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern time.

The virtual annual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the annual meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.

In order to maintain the interactive nature of the virtual meeting, attendees will be able to vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.

If you wish to submit a question to be addressed at the annual meeting, you may do so in advance of the meeting by submitting your question to TMSTRegister@Proxy-Agent.com. Questions will be accepted until 10:00 a.m. Eastern time on May 4, 2021.

Questions submitted by shareholders in accordance with the foregoing instructions and pertinent to the annual meeting will be answered during the annual meeting, subject to time constraints. Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct and other materials for the annual meeting will be available online during the meeting.

Technical Difficulties: If you experience any technical difficulties during the registration process, please access the “FAQ and System Test” link on the login screen for support. If you experience technical difficulties during the virtual meeting, please access the “?” link on the meeting website for support.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote

May 5, 2021 10 a.m. Eastern time	March 1, 2021	There will be no in-person meeting. The meeting will be held “virtually” over the internet.	Shareholders of record of common shares at the close of business on March 1, 2021

Item	Proposals	Board vote recommendations	Page #

1	Election of three directors to serve a three-year term expiring at the 2024 annual meeting	FOR each director nominee	9

2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2021	FOR	26

3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	28

4	Approval, on an advisory basis, of the frequency of advisory votes on named executive officer compensation	1 YEAR	29

5	Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan	FOR	66

Director nominees — term to expire in 2024

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Terry L. Dunlap	61	2015	Former Interim CEO and President, TimkenSteel Corporation	•				2

Ronald A. Rice	58	2015	Retired President and Chief Operating Officer, RPM International Inc.	•		•	•	0

Michael S. Williams	60	2020	President and Chief Executive Officer, TimkenSteel Corporation					0

Diverse board skills and composition

Members of TimkenSteel’s Board of Directors possess a broad and diverse mix of executive leadership, strategic, financial, human resources and industry experience and skills that enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

*Mr. Carrabba, who currently serves on four public company boards in addition to TimkenSteel, will not stand for re-election upon expiration of his current term in May 2021.

2020 performance

Strong working capital management and efficiency initiatives generated $173.5M of operating cash flow and $156.6M of free cash flow(1)

Strong safety performance with lowest recordable injury rate since company’s founding in 2014	Company achieved over $100M in annualized savings from profitability improvement actions

(1)	Free cash flow and adjusted EBITDA are non-GAAP financial measures. Please see appendix for a reconciliation of these financial measures to the most comparable GAAP financial measures.

(2)	Net loss includes a loss of $43.5M in 2018, $40.6M in 2019 and $14.7M in 2020 from the remeasurement of benefit plans.

Corporate sustainability

At TimkenSteel, we focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, look after our environmental resources and develop sustainable technologies and business practices that contribute to economic growth and prosperity.

✓   Commitment to safety and health

✓   Commitment to sound environmental management

TimkenSteel maintained ISO 14001 Environmental Management System certifications for all of its domestic facilities which produce or process steel.	Received Encouraging Environmental Excellence Award from Ohio EPA for metals reclamation at the company’s water treatment plant.

TimkenSteel greenhouse gas emissions in 2019 were 0.9 tonnes of GHG per tonne of crude steel cast, well below averages reported by the World Steel Association.	802,278 tons of 100% recycled scrap were delivered to our melt shops in 2020.

✓   Commitment to ethics and corporate governance

TimkenSteel’s Board of Directors is committed to good corporate governance, as it promotes the long-term interests of shareholders, strengthens Board and management accountability and builds public trust in the company. The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓	Non-executive Chairman of the Board	✓	Independent Audit, Compensation and Nominating and Corporate Governance Committees
✓	All directors, other than Mr. Williams, are independent	✓	Regular executive sessions of independent directors at Board and committee meetings
✓	Annual Board and committee evaluations	✓	Majority voting policy in uncontested elections of directors
✓	Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓	Annual review by Board of Directors of succession plans for CEO and key executives
✓	Related-party transactions approval policy	✓	Anti-hedging and anti-pledging policies
✓	Robust share ownership and holding requirements for executive officers and directors	✓	Commitment to safety, sustainability and the community
✓	Comprehensive director and employee code of conduct and ethics and compliance program	✓	Supplier code of conduct establishes expectations for ethical business practices in our global supply chain

Aligning pay with performance

Our compensation objectives and philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓  Recognizes people are our strongest asset

✓  Rewards results linked to short- and long-term performance (pay-for-performance)

✓  Positions pay affordably and competitively in the marketplace

✓  Drives a focus on increasing shareholder value

Named executive officer	Title

Terry L. Dunlap	Interim CEO and President
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Frank A. DiPiero	Executive Vice President, General Counsel and Secretary
William P. Bryan	Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline	Executive Vice President, Commercial Operations

2020 compensation for interim CEO and president and appointment of a new president and chief executive officer for 2021

Director Terry L. Dunlap was appointed Interim CEO and President on October 8, 2019. Due to the temporary nature of his appointment, the Compensation Committee of the Board of Directors did not establish a target compensation level and the compensation package provided to Mr. Dunlap, including the amount of base salary, the form of long-term incentives, and the performance-based mix, was not intended to be and is not indicative of the ongoing compensation structure that the Committee expected to provide to a permanent CEO following Mr. Dunlap’s service in that position.

In October 2019, the Compensation Committee approved a compensation package for Mr. Dunlap’s service as Interim CEO and President consisting of a cash payment of $115,000 per month and an award of time-based restricted stock units with a value of $1,000,000, generally subject to a one-year vesting period. The award of RSUs as part of Mr. Dunlap’s compensation structure was designed to further closely align his interests with those of our shareholders and incentivize shareholder value creation. The Committee intended that the number of restricted stock units to be awarded would be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This would have resulted in a grant of 186,219 restricted stock units. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 restricted stock units was made. To fulfill its original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 restricted stock units. Subsequently, in light of the challenging business environment brought about by the COVID-19 global pandemic, the Board determined to reduce Mr. Dunlap’s base salary by 20 percent beginning on May 1, 2020, which salary reduction was reversed as of December 1, 2020 after business conditions improved. Although Mr. Dunlap was not eligible for annual incentive payments for his service as Interim CEO and President, in December 2020, the Board of Directors approved a $500,000 discretionary bonus to Mr. Dunlap in recognition of his successful and exemplary leadership of the company during an extraordinarily difficult period. Also in connection with his departure, the Board determined to accelerate the vesting of Mr. Dunlap’s grant of restricted stock units made on March 2, 2020 to vest on December 31, 2020.

On December 16, 2020, Michael S. Williams was named President and Chief Executive Officer effective January 1, 2021. As noted above, in connection with the appointment of a new CEO, the Committee reverted to a compensation structure that is competitive with the market and best practices and, like the compensation program for our CEO prior to Mr. Dunlap, weighted significantly towards performance-based compensation. As such, for his service as President and Chief Executive Officer, Mr. Williams will receive an initial base salary of $800,000 per year and will be a participant in the company’s annual performance award plan, with a target award opportunity equal to 100 percent of base salary. Beginning in 2022, Mr. Williams also will be eligible for awards under the company’s long-term incentive plan with a target annual grant opportunity equal to $2,000,000 and awards expected to be comprised of at least 50 percent performance-based restricted stock units with the balance in time-based restricted stock units. As an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams was awarded a sign-on equity grant of performance-based restricted stock units with a target value of $2,000,000 and time-based restricted stock units with a value of $2,000,000.

See “Compensation discussion and analysis -- Analysis of 2020 compensation” for additional information.

2020 target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our named executive officers (“NEOs”) (with the exception of Mr. Dunlap, as noted) was performance-based in 2020. While Mr. Dunlap’s pay mix was less performance-based than that of the preceding CEO or Mr. Dunlap’s successor, the Compensation Committee believed that Mr. Dunlap’s compensation structure was appropriate for his temporary service as Interim CEO and President. As had been contemplated, the compensation structure approved for Mr. Williams as the company’s new President and Chief Executive Officer as of January 1, 2021, is weighted significantly towards performance-based compensation, with more than 75 percent of his target total direct compensation designed to be performance-based.

Interim CEO	New CEO	Other NEOs (average)

Pay and performance at a glance

We pay for performance, and our incentive compensation plans operated as intended across the organization in 2020. Payouts were below target as adjusted earnings before interest, taxes, depreciation and amortization was impacted by lower demand across all end markets primarily from the adverse impact of COVID-19 and partially offset by systemic cost savings. We had exceptional cash flow performance for the balance of the year reflecting the effects of disciplined working capital management and cost savings. Overall, performance in 2020 resulted in a payout of 81.7 percent of target under the annual incentive plan.

2020 Annual incentive plan

	Adjusted EBITDA	Adjusted operating cash flow*	Safety modifier
Weighting	60%	40%	+/- 5%
Performance target	$72.7M	$96.9M	< 2.00 OSHA recordables; < 0.40 lost-time incident
Result	$40.3M	$177.1M	1.70 OSHA recordables; .34 lost-time incident
Metric performance	20%	164%	Achieved
Payout percentage	12%	66%	Multiplied by: 105% if achieved 95% if not achieved
Total calculated payout		81.7%

*With respect to the adjusted operating cash flow metric, a target was established for each quarter in order to drive better cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the four quarters. See “Compensation Discussion and Analysis – Analysis of 2020 compensation – 2020 Annual performance award decisions” for additional information.

Total realizable compensation

The actual realizable compensation as compared to target compensation for our NEOs reflects performance that did not meet targets for 2020, resulting in a payout of 81.7 percent of target on our 2020 annual incentive plan. The NEOs were paid accordingly (with the exception of Mr. Dunlap, who was not eligible to participate in the annual incentive plan and for whom a target compensation level was not established in connection with his appointment as Interim CEO and President). Realizable compensation for all NEOs, including Mr. Dunlap, also reflects the Board’s decision to reduce salaries for the company’s executives from May 1, 2020 through November 30, 2020 as a result of the challenging business environment brought about by the COVID-19 pandemic. See “Compensation discussion and analysis – Analysis of 2020 compensation” for additional information.

Named executive officer	Title	2020 Target compensation	2020 Realizable compensation*	Percent of target realizable

Terry L. Dunlap **	Interim CEO and President	-	$1,815,291	-
Kristopher R. Westbrooks	EVP and Chief Financial Officer	$1,285,252	$1,068,217	83%
Frank A. DiPiero	EVP, General Counsel and Secretary	$1,073,796	$849,993	79%
William P. Bryan	EVP, Manufacturing and Supply Chain	$699,332	$564,611	81%
Thomas D. Moline	EVP, Commercial Operations	$699,332	$564,611	81%

* Realizable compensation for 2020 includes base salary paid (including the salary reductions in place from May 1, 2020 through November 30, 2020), annual incentive plan payments for 2020 and long-term incentives, unvested restricted stock units and performance shares assuming target performance for the performance shares granted for the 2020-2022 performance period. The value of long-term incentives is based on the closing price of the company’s stock on December 31, 2020 of $4.67 per share.

**Mr. Dunlap was appointed Interim CEO and President on October 8, 2019. Due to the temporary nature of his appointment, the Compensation Committee did not establish a target compensation level. See “Compensation Discussion and Analysis — Analysis of 2020 Compensation — Compensation for interim CEO and president and appointment of a new president and chief executive officer” for additional information.

Looking ahead in 2021

In 2020, shareholders approved the compensation of our NEOs with approximately 87.46 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs for 2019 and 2020 and market data in its annual review of executive compensation plans. Based on this evaluation, for 2021 the Compensation Committee has determined to continue to focus the annual incentive plan on safety, profitability and cash flow generation and to use relative total shareholder return, measured over a three-year performance cycle, as the metric for the performance-based restricted stock units awarded under the company’s long-term incentive plan. With respect to the form of long-term incentive plan awards for 2021, the Committee has determined that all long-term incentive grants made in 2021 will be in the form of time-based restricted stock units and performance-based restricted stock units (eliminating stock options from the long-term incentive portfolio for 2021), with the long-term incentive mix for NEOs consisting of approximately 50 percent time-based restricted stock units and 50 percent performance-based restricted stock units.

Request for additional shares under the modified TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

At the 2020 annual meeting of shareholders, shareholders approved a new equity plan, the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan”). The 2020 Plan, which replaced the previously approved equity plan, authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and certain other awards for the primary purpose of providing our employees, officers and directors incentives and rewards for service and/or performance.

Based on the modest number of shares reserved for awards under the 2020 Plan, we anticipated we would seek shareholder approval for additional shares sometime in the 2021/2022 time frame. Given the market volatility we experienced in 2020, we are seeking this approval at the earlier end of the expected time frame. Shareholder approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan will increase the number of shares available for awards under the 2020 Plan and will allow the Company to continue to provide long-term incentive compensation to key employees and non-employee directors. We believe the company’s future success depends in part on our ability to attract, motivate and retain high-quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2020 Plan is critical to achieving this success. The use of common shares as part of our compensation program also is important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance. See “Proposal 5 – Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan” for additional information.

Proposal 1

Election of directors

The company currently has 10 members on its Board of Directors, divided into three classes for purposes of election, with three-year terms of office ending in successive years. Joseph A. Carrabba and John P. Reilly, whose three-year terms expire at the 2021 annual meeting, will not stand for election upon expiration of their current terms. Mr. Carrabba has declined to stand for election for personal reasons and not due to any disagreement with the company. Mr. Reilly is not eligible to stand for election as he is beyond the retirement age established by the Board in the company’s Corporate Governance Guidelines. The company appreciates the contributions Mr. Reilly has made as Chairman of the Board since 2019 and that Mr. Carrabba and Mr. Reilly have both made as members of the Board of Directors since 2014.

The Board of Directors has nominated each of the following individuals for election as directors at the 2021 annual meeting of shareholders, to serve for a term of three years expiring at the 2024 annual meeting of shareholders or until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal): Terry L. Dunlap, Ronald A. Rice and Michael S. Williams. Each of the nominees currently serves as a director and has agreed to continue his service if elected. Biographical information on each of the nominees and a description of his qualifications to serve as a director, as well as similar information about the other directors, is provided in the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees.

Directors are elected by a plurality of the votes cast. The three nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Nominating and Corporate Governance Committee and the Board of Directors will then consider the tendered resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the record date for up to three nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of the three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than three nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees.

Our knowledgeable Board of Directors

Members of the TimkenSteel Board of Directors have diverse skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business affairs. These directors represent the interests of TimkenSteel’s stakeholders and help to drive strategic decisions for the company’s long-term success.

	CEO or chairperson experience	Finance/ accounting/ capital markets	Human resources/ executive compensation/ labor	Relevant industry/end market experience	Public company board and corporate governance	Corporate development/ mergers and acquisitions	International operations	Manufacturing and technology	Environmental and safety

Joseph A. Carrabba*	●		●	●	●	●	●	●	●

Diane C. Creel	●	●	●	●	●	●	●	●	●

Terry L. Dunlap	●	●	●	●	●	●	●	●	●

Randall H. Edwards	●		●	●		●	●	●

Donald T. Misheff	●	●		●	●	●	●	●

John P. Reilly*	●	●	●	●	●	●	●	●	●

Ronald A. Rice		●	●	●	●	●	●	●	●

Leila L. Vespoli		●	●	●	●	●		●	●

Michael S. Williams	●			●	●	●	●	●	●

Randall A. Wotring		●	●	●	●	●	●	●	●

Biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office is provided on the following pages. All information is as of March 1, 2021, unless otherwise indicated.

*As noted previously, Messrs. Carrabba and Reilly will not stand for re-election to the Board when their current terms expire at the 2021 annual meeting.

Nominees for election to serve a three-year term expiring at the 2024 annual meeting of shareholders

Terry L. Dunlap

Age: 61

Term: Expires in 2021; director since 2015

Committees: None

Other public company boards: Mr. Dunlap has been a director of Matthews International Corporation since 2015 and a director of Ampco-Pittsburgh Corporation since 2019.

Business experience: Mr. Dunlap served as the Interim Chief Executive Officer and President of TimkenSteel Corporation from October 2019 through December 2020. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies Incorporated (ATI) (a diversified specialty metals producer), where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as Executive Vice President of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was President of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies.

Ronald A. Rice

Age: 58

Term: Expires in 2021; director since 2015

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

Michael S. Williams

Age: 60

Term: Expires in 2021; director since 2021

Committee: None

Other public company boards: None

Business experience: Mr. Williams is the President and Chief Executive Officer of TimkenSteel Corporation, a position he has held since January 1, 2021. Mr. Williams was most recently with Bayou Steel Group, a U.S. producer of structural steel and merchant bar, where he served as CEO from May 2019 to September 2019. Prior to joining Bayou Steel, Mr. Williams served as President, Outokumpu Americas for Outokumpu Oyj, a global leader in the stainless steel industry, from 2015 to 2019. Before that, Mr. Williams held a number of leadership roles at US Steel Corporation, a Fortune 250 company and leading integrated steel producer, from 2006 to 2015, including Senior Vice President, North American Flat Rolled and, most recently, Senior Vice President, Strategic Planning and Business Development. Earlier in his career, Mr. Williams served as Vice President of Commercial Products at Special Metals Corporation (a leader in the invention, production and supply of high-nickel alloys) and, prior to that, as Chairman and Chief Executive Officer of Ormet Corporation (a manufacturer of foil, sheet, billet and other aluminum products).

Continuing directors

Diane C. Creel

Age: 72

Term: Expires in 2022; director since 2014

Committee: Compensation (Chairperson)

Other public company boards: Ms. Creel has been Chair of the Board of Allegheny Technologies Incorporated (ATI) since 2019, a director of ATI since 1996, a director of EnPro Industries, Inc. since 2009 and a director of AECOM Technology Corporation since February 2021. She was formerly a director of Goodrich Corporation, URS Corporation and The Timken Company.

Business experience: Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc. (a waste stream technology company using patented technologies), until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Randall H. Edwards

Age: 62

Term: Expires in 2023; director since 2015

Committee: Audit

Other public company boards: None

Business experience: Mr. Edwards has been President and Chief Executive Officer of Premier Pipe, LLC (a leader in the supply and management of engineered premium oil country tubular goods) since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco (a leading supplier of oil field drill stem components), including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed Wilson’s oil country tubular goods and its drill pipe product line.

Donald T. Misheff

Age: 64

Term: Expires in 2022; director since 2014

Committee: Audit (Chairperson)

Other public company boards: Mr. Misheff has been Non-Executive Chairman of the Board of FirstEnergy Corp. since 2018 and a director since 2012. He has been a director of Trinseo S.A. since 2015.

Business experience: Mr. Misheff was Managing Partner of the Northeast Ohio offices of Ernst & Young LLP (a public accounting firm), from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

Leila L. Vespoli

Age: 61

Term: Expires in 2023; director since 2019

Committee: Audit

Other public company boards: None

Business experience: Ms. Vespoli retired from her position as Executive Vice President of Corporate Strategy, Regulatory Affairs and Chief Legal Officer of FirstEnergy Corp. (an electric utility headquartered in Akron, Ohio, whose subsidiaries are involved in the transmission, distribution and generation of electricity) in April 2019, a position which she had held since May 2016. Prior to that, she served as Executive Vice President, Markets and Chief Legal Officer from January 2014 through May 2016. She began her career with Ohio Edison, a predecessor company of FirstEnergy, in 1984 and served since 2000 in numerous executive leadership roles at FirstEnergy with a broad range of responsibilities in a highly complex and regulated industry.

Randall A. Wotring

Age: 64

Term: Expires in 2023; director since 2014

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Wotring retired from his position as Chief Operating Officer of AECOM Technology Corporation (a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world) in October 2020, a position he had held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

Board of directors information

Meetings and committees

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. During calendar year 2020, there were 19 meetings of the Board of Directors, five meetings of the Audit Committee, seven meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. All directors attended 75 percent or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors should attend the annual meeting of shareholders, and all directors attended the 2020 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2020 and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2021 and thereafter.

Audit Committee

The Audit Committee has oversight responsibility with respect to the company’s independent auditor and the integrity of the company’s financial statements. The Audit Committee currently is composed of Donald T. Misheff (Chairperson), Randall H. Edwards, John P. Reilly and Leila L. Vespoli. Marvin A. Riley served on the Audit Committee in 2020 until his resignation from the Board on December 31, 2020. Our Board of Directors has determined that each current or former member of the Audit Committee named above is financially literate and, during the term of their service on the Audit Committee, independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors also has determined that Donald T. Misheff qualifies as an audit committee financial expert.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the company’s website at www.timkensteel.com.

Audit Committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as the critical audit matters addressed in the audit and the relevant financial statement accounts or disclosures that relate to the critical audit matters. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent auditor such auditor’s independence and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC.

Donald T. Misheff (Chairperson)

Randall H. Edwards

John P. Reilly

Leila L. Vespoli

Compensation Committee

The Compensation Committee establishes and administers the company’s policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Diane C. Creel (Chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange, and that no member of the Compensation Committee has any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee also is a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the company’s website at www.timkensteel.com.

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers that are intended to align the interests of our executives and shareholders; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of management. The meetings are regularly attended by the President and CEO (and previously by the Interim CEO and President), the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel and the Director, Total Rewards. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The company’s human resources department supports the Compensation Committee in its duties and the Committee may delegate to the human resources department and to other company personnel certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Committee has selected Meridian Compensation Partners, LLC, to serve as its independent compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of directors. Meridian also provides market data directly to the Compensation Committee, which the Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” (“CD&A”) section of this proxy statement under the caption “Determining compensation for 2020 — Role of the compensation consultant.”

The Compensation Committee also plays an active role in our executive officer succession planning process by meeting regularly with senior management to ensure an effective succession process is in place and to discuss potential successors for executive officers.

Compensation Committee interlocks and insider participation

No member of the Compensation Committee is, or was during 2020, an officer or employee of the company or was formerly an officer or employee of the company. Further, during 2020, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related-party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee or the TimkenSteel Corporation Board of Directors is, or was during 2020, an executive officer.

Compensation Committee report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2020. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its inclusion in this proxy statement for filing with the SEC.

Diane C. Creel (Chairperson)

Joseph A. Carrabba

Ronald A. Rice

Randall A. Wotring

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board’s standing committees. Members of the Nominating and Corporate Governance Committee are John P. Reilly (Chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was proposed as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee periodically will review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the Committee will consider potential director candidates. As part of this process, the Committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the company’s website at www.timkensteel.com.

Director compensation

The compensation program under which non-employee directors were compensated for their services as directors during 2020 is summarized below. As noted previously, this program is reviewed periodically by the Compensation Committee and the Board to ensure that director compensation remains appropriate and competitive.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. For 2020, the annual cash retainer for each non-employee director was initially set at $80,000. In response to the business challenges brought about in 2020 by the COVID-19 global pandemic, the Board approved a decrease of 20 percent in the cash retainer payable for the period April 1, 2020 through November 30, 2020, effectively reducing the annual cash retainer paid to directors for 2020 from $80,000 to approximately $69,333.

An additional annual cash retainer of $90,000 was paid to the non-executive Chairman of the Board in 2020. Further, the chairperson of each standing committee of our Board of Directors was paid the following additional annual fees:

Committee	Chairperson fee

Audit	$ 15,000

Compensation	$ 10,000

Nominating and Corporate Governance	$ 10,000

Any director also employed by the company is not paid any compensation for serving as a director. Thus, Mr. Dunlap did not receive compensation for his service as a director during 2020 when he served as the company’s Interim CEO and President.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders receives a grant of our common shares following the meeting. The common shares are granted as restricted stock units that vest on the first anniversary of the grant date. Mr. Dunlap did not receive any stock compensation for his service as a director during 2020, given his employment as the company’s Interim CEO and President during the year.

For 2020, the approximate target value of the grant was $96,000, representing a twenty percent reduction in value of the annual equity award as compared to prior years. The Board elected to reduce the value of its annual equity compensation in 2020 in recognition of the business challenges presented by the COVID-19 pandemic and in support of the company’s cost reduction initiatives.

A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of restricted stock units at the time of his or her election to the Board.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested restricted stock units, in determining whether the director has met the ownership guidelines. As of March 1, 2021, each of the non-employee directors had achieved his or her ownership requirement.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the director. The deferred amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid in cash either in a lump sum or in installments. Stock compensation can be deferred to a future date and is payable, in a lump sum or installments, in shares plus an amount representing dividend equivalents, if any dividends are declared during the deferral period.

2020 Director compensation table

The following table provides details of non-employee director compensation in 2020:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2) (3)	Total

Joseph A. Carrabba	$ 69,333	$ 88,620	$ 157,953

Diane C. Creel	$ 79,333	$ 88,620	$ 167,953

Randall H. Edwards	$ 69,333	$ 88,620	$ 157,953

Donald T. Misheff	$ 84,333	$ 88,620	$ 172,953

John P. Reilly	$ 169,333	$ 88,620	$ 257,953

Ronald A. Rice	$ 69,333	$ 88,620	$ 157,953

Marvin A. Riley	$ 69,333	$ 88,620	$ 157,953

Leila L. Vespoli	$ 69,333	$ 88,620	$ 157,953

Randall A. Wotring	$ 69,333	$ 88,620	$ 157,953

(1)	Terry L. Dunlap, Interim CEO and President, is not included in this table as he was an employee of the company throughout 2020 and received no additional compensation for his services as a director.

(2)

The amount shown for each director, is the grant date fair value of 36,925 restricted stock units awarded on May 6, 2020, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. These awards have a one-year vesting period.

(3)

As of December 31, 2020, each director listed above held 36,925 unvested restricted stock units, which are scheduled to vest on May 6, 2021. As a result of Mr. Riley’s resignation on December 31, 2020, 15,385 of the 36,925 unvested restricted stock units awarded to him on May 6, 2020, were canceled. Mr. Riley’s remaining 21,540 unvested restricted stock units will vest on May 6, 2021. No director had any outstanding company stock options.

Corporate governance

Corporate Governance Guidelines

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com.

Code of Conduct

Each of our employees and directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the company. Ethics and integrity, defined by the principles of honesty, fairness, respect and responsibility, are core values of the company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business. Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com.

Director independence

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Joseph A. Carrabba, Diane C. Creel, Terry L. Dunlap (following the conclusion of his service as Interim CEO and President on December 31, 2020), Randall H. Edwards, Donald T. Misheff, John P. Reilly, Ronald A. Rice, Marvin A. Riley (prior to his resignation effective December 31, 2020), Leila L. Vespoli and Randall A. Wotring.

Board leadership structure

The Board of Directors believes it is important to retain flexibility to allocate the responsibilities of the offices of the chairman and chief executive officer in a manner that is in the best interests of the company’s shareholders. In October 2019, the Board of Directors separated the positions of chairman and chief executive officer and appointed John P. Reilly as its non-executive chairman. As non-executive chairman, among other duties, Mr. Reilly presides over all meetings of the Board of Directors (including executive sessions of the independent directors), provides direction and input on agendas, schedules, and materials for Board meetings, acts as the Board of Directors’ liaison to senior management and is available for consultation and direct communications with major shareholders as appropriate.

At this time, the Board of Directors believes that the separation of the chairman and chief executive officer positions is in the best interests of shareholders because it allows the company’s chief executive officer to focus his time and energy on driving the company’s business, strategy, and performance, while allowing the non-executive chairman to lead the Board of Directors in its fundamental role of providing advice, counsel and oversight to management regarding the company’s business, strategy and performance.

As noted previously, Mr. Reilly, whose term as a director expires at the 2021 Annual Meeting of Shareholders, is not standing for re-election in accordance with the Board’s retirement age policy as set forth in the company’s Corporate Governance Guidelines. The Board anticipates electing a new non-executive chairman from among the independent directors immediately following the 2021 Annual Meeting of Shareholders.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including the company’s processes for identifying, reporting and mitigating risks. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. Where the Board of Directors, directly or through another committee of the Board, has processes in place to manage non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

Related-party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;
•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;
•	investing in customers, suppliers or competitors that are not publicly traded;
•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;
•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;
•	using the company’s assets for personal gain;
•	using the company’s property other than in connection with our business; and
•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any such waivers for directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2020.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2020, the company purchased approximately $2,273,495 in products from, and sold approximately $10,680,093 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of March 1, 2021 and throughout 2020, Ellwood owned more than five percent of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

Anti-hedging policy

Our insider trading policies prohibit all employees (including our executive officers) and directors from engaging in any speculative transactions involving company stock or securities, including short sales; the purchase or sale of puts, calls or listed options; and other hedging transactions such as zero-cost collars and forward contracts. Additionally, certain employees (including our executive officers) and directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.

Our commitment to corporate sustainability

At TimkenSteel, operating responsibly and sustainably is as important to us as making the world’s cleanest steel.

Guided by our core values of ethics and integrity, quality, innovation and independence, we focus on creating long-term shareholder value by employing sustainable practices throughout the company. TimkenSteel’s commitment to operating responsibly helps us create and maintain a safe and healthy workplace, look after our environmental resources and develop sustainable technologies and business practices that contribute to economic growth and prosperity.

Serving as the foundation of our sustainability program are business ethics and stakeholder engagement. We are committed to operating in accordance with the highest standards of ethics and integrity and maintaining robust compliance programs. In addition, we believe that communicating regularly and transparently with stakeholders and responding to feedback is key to our overall success.

Built on that foundation are the pillars of social and cultural leadership, environmental stewardship and economic impact, comprised of the following nine areas in which we are focusing our sustainability efforts:

•	safety and health

•	total wellbeing

•	community impact

•	resource conservation

•	sound environmental management

•	continuous improvement in environmental practices

•	shareholder value

•	corporate governance

•	risk management

Corporate sustainability objectives

•	Being a safe and good place to work.

•	Improving the physical, emotional and financial wellbeing of our employees.

•	Fostering a culture that maximizes the power of diversity and inclusion that lends a variety of perspectives and expertise to our operations and reflects the communities in which we operate.

•	Minimizing environmental impacts in the areas of carbon intensity, waste-to-landfill, energy and water consumption.

•	Giving back to communities by volunteering and donating resources.

•	Creating long-term value for our shareholders.

Corporate sustainability committee

Our cross-functional corporate sustainability committee oversees TimkenSteel’s corporate responsibility objectives and regularly monitors our progress toward achieving them. Progress reports are provided to the company’s leadership team and the Board of Directors periodically.

TimkenSteel’s Corporate Sustainability Policy and more information on our corporate sustainability program can be found at www.timkensteel.com/corporatesustainability. Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document.

Beneficial ownership of common stock

The following table shows, as of March 1, 2021, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)

Joseph A. Carrabba	50,814	*

Diane C. Creel	47,731	*

Randall H. Edwards	42,570	*

Donald T. Misheff	42,322	*

John P. Reilly	59,163	*

Ronald A. Rice	70,183	*

Randall A. Wotring	72,829	*

Leila L. Vespoli	18,810	*

Michael S. Williams	—	—

Terry L. Dunlap	164,431	*

William P. Bryan	85,275	*

Frank A. DiPiero	168,268	*

Thomas D. Moline	95,336	*

Kristopher R. Westbrooks	48,170	*

All directors, nominees for director and executive officers as a group(2) (4)(14 Individuals)	834,192	1.8%

*   Percent of class is less than 1%.

(1)   Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the named executive officers have been pledged as security.

(2)   The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)

Joseph A. Carrabba	0	50,814

Diane C. Creel	0	0

Randall H. Edwards	0	0

Donald T. Misheff	0	41,722

John P. Reilly	0	3,401

Ronald A. Rice	0	0

Randall A. Wotring	0	61,269

Leila L. Vespoli	0	17,730

Michael S. Williams	0	0

Terry L. Dunlap	0	0

William P. Bryan	54,860	0

Frank A. DiPiero	131,410	0

Thomas D. Moline	61,775	0

Kristopher R. Westbrooks	40,820	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before May 1, 2021, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan. Including those listed (but not including Mr. DiPiero), all directors, nominees for director, and executive officers as a group have the right to acquire 177,817 shares on or before May 1, 2021, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 45,602,476 shares as the number of common shares outstanding.

(4)

Shares beneficially owned by Mr. DiPiero are not included in the shares beneficially owned by all directors, nominees for director and executive officers as a group, as Mr. DiPiero’s service as an executive officer of the company ended on December 31, 2020.

The following table provides information known to us about each beneficial owner of more than five percent of our common shares as of March 1, 2021, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class(5)
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10022	6,457,322	14.2%
Ellwood Group, Inc.(2) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.4%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road Building One Austin, TX 78746	2,871,926	6.3%
The Vanguard Group Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	2,614,327	5.7%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock Inc. reported it is the beneficial owner of, and has sole dispositive power over, 6,457,322 of our common shares, with respect to which it has sole voting power over 6,407,286 shares and shared voting power over no shares.

(2)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 16, 2021, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 2,871,926 of our common shares, with respect to which it has sole voting power over 2,704,607 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(4)

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group Inc. reported it is the beneficial owner of 2,614,327 of our common shares, with respect to which it has sole voting power over no shares, shared voting power over 30,251 shares, sole dispositive power over 2,574,357 shares and shared dispositive power over 39,970 shares.

(5)	Calculated using 45,602,476 shares as the number of common shares outstanding.

Proposal 2

Ratification of appointment of independent auditor

Appointment of independent auditor for 2021

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2021 fiscal year. Ernst & Young has served as TimkenSteel’s independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification, but our Board of Directors believes obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2021 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2021 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2021 fiscal year.

Services of independent auditor for 2020

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2019 and 2020:

	2020	2019
Audit fees(a)	$1,141,665	$1,273,585
Audit-related fees(b)	—	233,479
Tax fees	—	—
All other fees(c)	113,000	—
Total fees	$1,254,665	$1,507,064

(a)

Audit fees consists of fees for professional services rendered for the audits of our annual consolidated financial statements and internal control over financial reporting, and the statutory audit performed in the UK. The audit fees also include professional services provided in connection with changes in accounting and accounting and financial reporting associated with non-recurring transactions and SEC filings.

(b)

Audit related fees consist of fees for transaction advisory services provided in connection with sell-side due diligence for City Scrap (the company’s former scrap processing facility in Akron, Ohio) and a working capital project performed during the third quarter. Both of these services were pre-approved and discussed with the audit committee prior to performance of the respective service. The working capital project included findings and recommendations based on our review of the company’s data and process.

(c)	All other fees consist of a capital markets project, which was pre-approved and discussed with the audit committee prior to performance of the service.

Audit Committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the Committee annually approves certain audit, audit-related and tax services that may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

Proposal 3

Approval, on an advisory basis, of named executive officer compensation

At the 2020 annual meeting of shareholders, the advisory vote to approve the compensation of the company’s named executive officers passed with approximately 87 percent of the votes cast in favor of the company’s “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years, the changes made to executive compensation programs for 2019 and 2020, and market data in its review of executive compensation plans for 2021. Based on this evaluation, the Compensation Committee determined not to make changes to the company’s executive compensation plans for 2021, including continuing to focus the annual incentive plan on safety, profitability and cash flow generation and continuing to use relative total shareholder return measured over a three-year performance cycle as the metric for the performance-based RSUs awarded under the company’s long-term incentive plan.

We believe the compensation programs for our named executive officers:

•	align the interests of our executives with those of our shareholders;

•	reward executives for sustained, strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

Therefore, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2021 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

We encourage you to carefully review the compensation discussion and analysis, the compensation tables, and related disclosures included in this proxy statement. The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting.

As an advisory vote, this resolution is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

Proposal 4

Approval, on an advisory basis, of the frequency of advisory votes on named executive officer compensation

In addition to the non-binding advisory vote to approve 2020 named executive officer compensation, as described in proposal 3 above, SEC rules require that shareholders have an opportunity at least once every six years to vote on the frequency with which the company will conduct advisory votes on named executive officer compensation. Proposal 4 is submitted to you as required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act. By voting on this proposal, you may indicate whether you prefer an advisory vote on named executive officer compensation every “1 YEAR,” “2 YEARS” or “3 YEARS,” or you may abstain from voting on this matter.

After careful consideration, the Board of Directors recommends that the advisory shareholder vote on named executive officer compensation occur every year (1 YEAR) as a corporate governance best practice. Although the company has designed its executive compensation program to align the economic interests of our executives with the long-term interests of TimkenSteel and our shareholders, the Board recognizes that executive compensation is disclosed annually and it values regular shareholder feedback on the company’s compensation programs. Therefore, our Board recommends that you vote for an annual advisory vote on named executive officer compensation, for the reasons stated below:

•

An annual advisory vote (1 YEAR) will give shareholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our proxy statement every year; and

•

An annual advisory vote (1 YEAR) is consistent with our policy of seeking input from and engaging in discussions with our shareholders regarding executive compensation and may encourage additional dialogue.

Although this vote is advisory in nature and therefore not binding on the company, the Board of Directors will carefully consider the results of the vote in determining the frequency with which advisory votes on named executive officer compensation will be conducted. The Board will consider the frequency choice receiving the plurality of the votes cast as the shareholders’ advisory selection of the frequency of advisory votes on named executive officer compensation. Please indicate on your proxy card your preference regarding the frequency of holding shareholder advisory votes on named executive officer compensation as every “1 YEAR,” “2 YEARS” or “3 YEARS,” or you may mark “abstain” on this proposal.

Shares represented by proxy will be voted for an advisory vote on named executive officer compensation to be held EVERY YEAR (1 YEAR), unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote to hold the advisory vote on named executive officer compensation every year (1 Year)

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officer compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering named executive officer compensation for 2020.

This CD&A focuses on the following individuals, whom we have determined to be the named executive officers (“NEOs”) of TimkenSteel for 2020:

Named executive officer	Title

Terry L. Dunlap*	Interim CEO and President
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Frank A. DiPiero*	Executive Vice President, General Counsel and Secretary
William P. Bryan	Executive Vice President, Manufacturing and Supply Chain
Thomas D. Moline	Executive Vice President, Commercial Operations
* Mr. Dunlap concluded his service as Interim CEO and President and Mr. DiPiero separated employment with the company effective December 31, 2020.

Executive summary

2020 developments and appointment of a new president and chief executive officer for 2021

Director Terry L. Dunlap was appointed as Interim CEO and President on October 8, 2019. At that time, the Compensation Committee approved a compensation package for Mr. Dunlap’s service as Interim CEO and President consisting of a cash payment of $115,000 per month and an award of time-based restricted stock units (“RSUs”) with a value of $1,000,000, generally subject to a one-year vesting period. The Committee intended that the number of RSUs to be awarded would be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This would have resulted in a grant of 186,219 RSUs. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 RSUs was made. To fulfill its original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 RSUs with a one-year vesting period.

Subsequently, in light of the challenging business environment brought about by the COVID-19 global pandemic, the Board determined to reduce Mr. Dunlap’s base salary by 20 percent beginning on May 1, 2020. This salary reduction was reversed as of December 1, 2020, after business conditions improved. Although Mr. Dunlap was not eligible for annual incentive payments for his service as Interim CEO and President, in December 2020, the Board of Directors approved a $500,000 discretionary bonus to Mr. Dunlap in recognition of his successful and exemplary leadership of the company during an extraordinarily difficult period. Also, in connection with the conclusion of his service as Interim CEO and President, the Compensation Committee determined to accelerate the vesting of the 20,619 RSUs granted to Mr. Dunlap on March 2, 2020, which RSUs then vested effective December 31, 2020. (The remainder of Mr. Dunlap’s RSU grant had already vested on October 8, 2020.)

On December 16, 2020, Michael S. Williams was named President and Chief Executive Officer effective January 1, 2021. As noted earlier, in connection with the appointment of a new CEO, the Committee reverted to a compensation structure that is competitive with the market and best practices and, like the compensation program for our CEO prior to Mr. Dunlap, weighted significantly towards performance-based compensation. As such, for his service as President and Chief Executive Officer, Mr. Williams will receive an initial base salary of $800,000 per year and will be a participant in the company’s annual performance award plan, with a target award opportunity equal to 100 percent of base salary. Beginning in 2022, Mr. Williams also will be eligible for awards under the company’s long-term incentive plan with a target annual grant opportunity equal to $2,000,000. The awards are expected to be comprised of at least 50 percent performance-based RSUs with the balance in time-based RSUs. As an inducement to enter into employment with the company, Mr. Williams was awarded a sign-on equity grant of performance-based RSUs (also referred to as performance shares) with a target value of $2,000,000 and time-based RSUs with a value of $2,000,000.

Please see “Analysis of 2020 compensation” in this CD&A for additional information.

Our 2020 business performance

The COVID-19 pandemic and the ensuing severe downturn in many of the company’s end markets had a considerable impact on TimkenSteel during 2020. In an effort to address the challenging and uncertain business conditions created by COVID-19, beginning in the second quarter 2020 we implemented demand-driven layoffs, unpaid furloughs and temporary compensation reductions for both our employees and board of directors for a portion of 2020. In order to mitigate the impact of these actions on employees, we extended health insurance to furloughed employees for a certain period. Further, we offered paid sick leave for certain periods and encouraged the use of our existing employee assistance programs to address wellness and mental health concerns. In total, TimkenSteel’s COVID-19 related actions saved approximately $15 million dollars in cash and reduced administrative expenses by approximately $8 million dollars.

Despite the challenges presented by the COVID-19 pandemic in 2020, we made notable progress with several initiatives aimed at improving profitability and strengthening our balance sheet. The company generated cash through disciplined working capital management and efficiency initiatives; drove systemic cost savings; and improved its capital structure with a reduction in total debt of $90.4 million and the completion of a $46 million exchange of a portion of TimkenSteel’s convertible notes due in 2021. Additionally, we continued to optimize our product, service and manufacturing portfolio and expanded the company’s value-added components facility near Dayton, Ohio.

In total, the company delivered over $100 million dollars of annualized savings in 2020 and improved adjusted EBITDA compared with the prior year. The company also generated strong operating cash flow of $173.5 million for the full-year 2020 and ended 2020 with $102.8 million of cash and $314.1 million of total liquidity. Although adjusted EBITDA fell below target for the year, the improvement in profitability combined with exceptional operating cash flow performance resulted in a payout to employees of approximately 81.7 percent of target variable compensation, validating that our pay-for-performance compensation plans operated as intended.

2020 Net sales $830.7M Net loss $61.9M (1) Adjusted EBITDA(2) $38.0M	as compared with	2019 Net sales $1.21B Net loss $110.0M (1) Adjusted EBITDA(2) $32.4M

(1)	Net loss includes a loss of $40.6M in 2019 and $14.7M in 2020 from the remeasurement of benefit plans.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Pay for performance

At TimkenSteel, we believe in rewarding employees, including our NEOs, for helping the company achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to:

Objectives:

✓ Align the interests of our executives and shareholders
✓ Reward executives for strong business and financial results
✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2020 reflects our financial results and demonstrates that our compensation plans pay for performance as intended.

•

The metrics established for our annual performance award plan (“APA plan”) for 2020 were (i) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and (ii) adjusted operating cash flow, with a performance modifier for achieving certain safety objectives.

•

Payouts awarded to our executives under the APA plan for 2020 were below target levels. This payout level reflected performance that improved in 2020 from the prior year but was still below expectations from a profitability perspective. Payouts were driven primarily by exceptional cash flow and solid safety performance.

•	From 2015 through 2020, our executives have received, in the aggregate, annual incentive payments equal to 32 percent of target, reflecting the company’s performance during that time period.

•

All performance-based RSUs granted to our NEOs prior to 2020, including those granted for the 2019-2021 performance cycle, have been forfeited as the threshold performance requirements have not been met.

•	As a result, our NEOs’ aggregate realizable compensation for 2020, as in prior years, was below established target compensation.

2020 say-on-pay vote and a 2021 executive compensation change

In 2020, shareholders approved the compensation of our NEOs with approximately 87 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, shareholder feedback received in previous years and market data during its annual review of executive compensation plans. The Committee also considered the changes made to executive compensation programs for 2020, including:

•

simplifying the annual incentive plan by utilizing two commonly understood key performance metrics, adjusted EBITDA and adjusted operating cash flow, with a performance modifier for achievement of certain safety objectives; and

•	implementing a relative total shareholder return calculation over a three-year performance cycle as the metric used to determine whether (and how many) performance shares are earned.

Based on this evaluation, for 2021 the Compensation Committee has determined to continue to focus the annual incentive plan on profitability, cash flow generation and safety and use relative total shareholder return, measured over a three-year performance cycle, as the metric for the performance-based RSUs awarded under the company’s long-term incentive plan.

With respect to the form of long-term incentive plan awards for 2021, however, the Committee has determined to make a change. All long-term incentive grants made in 2021 will be in the form of time-based RSUs and performance-based RSUs, with the long-term incentive mix for NEOs consisting of approximately 50 percent time-based RSUs and 50 percent performance-based RSUs. In prior years, the long-term incentive award portfolio has consisted of 30 percent non-qualified stock options, 45 percent time-based RSUs and 25 percent performance-based RSUs. The decision to eliminate stock options from the portfolio for 2021 was made to align with market practice, to award more performance-based compensation and eliminate unfavorable share utilization.

Executive compensation highlights

What we do	What we don’t do

✓ Pay for performance	x Provide excise tax gross-ups

✓ Establish target pay based on market norms	x Re-price stock options

✓ Deliver total direct compensation primarily through variable pay	x Pay current dividends or dividend equivalents on any restricted stock units

✓ Set challenging short- and long-term incentive award goals	x Provide excessive perquisites

✓ Provide strong oversight that ensures adherence to incentive grant regulations and limits	x Reward executives without a link to performance or creation of shareholder value

✓ Maintain robust stock ownership requirements

✓ Include double-trigger vesting in the event of a change in control

✓ Adhere to an incentive compensation recoupment “clawback” policy

✓ Maintain anti-hedging and anti-pledging policies with respect to company stock

✓ Offer market-competitive benefits

✓ Consult with an independent advisor on pay

Our compensation philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders, to reward leaders for strong business results, and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓	Recognizes people are our strongest asset

✓	Rewards results linked to short- and long-term performance (pay-for-performance)

✓	Positions pay affordably and competitively in the marketplace

✓	Drives a focus on increasing shareholder value

Rewarding performance

TimkenSteel’s success depends largely on the contributions by motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our permanent CEO and the other continuing NEOs.

As noted above, pay-for-performance is one of the four principles of our executive compensation philosophy. To ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to ensure that the opportunities and metrics drive desired business results, including for 2020:

•  Adjusted EBITDA;

•  Adjusted operating cash flow;

•  Safety; and

•  Relative total shareholder return.

The Compensation Committee uses a comprehensive process to assess company performance. We believe the metrics used in our incentive compensation plans focus management on the appropriate objectives for creating both short- and long-term shareholder value.

Performance-based pay comprised 42 percent of the compensation package approved by the Compensation Committee for Mr. Dunlap’s service as Interim CEO and President. Performance-based pay comprised between 57 percent and 68 percent of the target total direct compensation for the other NEOs. Although Mr. Dunlap’s pay mix was less performance-based than that of the preceding CEO or Mr. Dunlap’s successor, the Compensation Committee believed that this compensation structure was appropriate for Mr. Dunlap’s position as Interim CEO and President. As had been contemplated, the compensation structure approved for Mr. Williams as the company’s new President and Chief Executive Officer as of January 1, 2021, is weighted more significantly towards performance-based compensation, with greater than 75 percent of his target total direct compensation designed to be performance-based.

The company’s approach to rewarding performance

Annual incentive

•   Reward achievement of short-term corporate and individual performance goals

Restricted stock units and stock options

•   Reward long-term value creation

•   Reinforce ownership in the company

•   Support retention of executives

Performance shares

•   Reward achievement of long-term financial results that drive value creation

•   Link compensation to building long-term shareholder value

•   Reinforce ownership in the company

•   Support executive retention

Determining compensation for 2020

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The Committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the Committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	With respect to all NEOs other than the CEO, the CEO’s recommendations;
•	Market data provided by the Committee’s external compensation consultant; and
•	Additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the company’s NEOs. With respect to the CEO, the Committee determines the compensation package for the CEO and then presents its recommendation to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	The CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy; and
•	The company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from general market data as well as internal equity considerations.

For 2020, Mr. Dunlap, our Interim CEO and President, discussed with the Committee his evaluation of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy and provided recommendations regarding base salary increases and long-term incentive grants. Mr. Williams, as the company’s new President and CEO as of January 1, 2021, discussed with the Committee his evaluation of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy, with input from Mr. Dunlap, and provided recommendations regarding APA plan payouts for 2020 and, as applicable, base salary increases and long-term incentive grants for 2021 for the other NEOs.

Although these recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The Committee engages the services of an independent compensation consultant to add rigor in the review process and to provide insight into market trends. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders. The consultant also provides market data directly to the Compensation Committee for its use in determining compensation for NEOs and assessing board compensation.

The Committee has retained Meridian Compensation Partners, LLC as its independent compensation consultant.

In 2020 Meridian’s primary areas of assistance were:

•	Gathering information related to current trends and practices in board of directors and executive compensation;

•	Reviewing information developed by management for the Compensation Committee and providing its input to the Committee;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee chairperson and management between regularly scheduled meetings;

•	Advising the Committee with respect to compensation matters related to the appointment of Mr. Williams as the company’s President and Chief Executive Officer;

•	Assisting the CEO and human resources leadership in determining compensation recommendations for the NEOs (other than the CEO); and

•

Reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement, including assistance with the equity plan proposal and ISS modeling for the share request.

While the consultant reports directly to the Compensation Committee, the Committee has authorized the consultant to interact with company management, as needed, on the Committee’s behalf. Meridian works with company management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the company.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with its consultant – including services provided, quality of services and associated fees – to ensure executive compensation consulting independence and effectiveness. As part of its annual evaluation of independence, the Committee considered information provided by Meridian, as well as information received from the company’s executive officers and directors regarding any actual, potential, or perceived conflicts of interest with Meridian. Based on the Committee’s review, the Committee believes that the work performed by Meridian during 2020 did not raise a conflict of interest and there were no facts or circumstances that brought its independence into question.

Elements of our executive compensation program

TimkenSteel’s executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives to foster improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation program for executives is designed to link compensation with the full spectrum of the company’s short- and long-term business goals. Our executive compensation program for 2020 consisted of the following elements (although Mr. Dunlap did not participate in every one of these elements due to his status as Interim CEO and President during 2020):

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2020 include:

•   Adjusted EBITDA

•   Adjusted operating cash flow

•   Safety

Nonqualified stock options

Helps ensure executive pay is directly linked to value created for shareholders. Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Performance shares

Links executive compensation to building long-term shareholder value, balances short-term operating focus, and aligns executive management’s long-term financial interests with those of our shareholders; granted in the form of performance-based restricted stock units. Average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, is used to determine whether (and how many) performance shares are earned. Performance shares earned are payable in shares at the conclusion of the three-year performance period.

Restricted stock units	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and savings

Helps attract and retain executive talent. NEOs receive retirement benefits through several plans:

•   Qualified and nonqualified defined contribution plans;

•   Qualified and nonqualified defined benefit plans*; and

•   Deferred compensation plan.

Other benefits	Helps attract and retain executive talent. NEOs are eligible to participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.
Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•   Economic stability;

•   Death or disability payments; and

•   Payments and benefits in the event of a change in control.

* Benefit accruals for any remaining active participants in the qualified and nonqualified defined benefit plans for salaried employees, including the NEOs participating in these plans, ceased effective December 31, 2020.

Analysis of 2020 compensation

The following factors guided compensation decisions for 2020:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the former Interim CEO and President for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected by a compensation peer group as well as external executive compensation data, studies and trends.

COVID-19 and impact on 2020 compensation decisions

As noted previously, the COVID-19 pandemic and the ensuing severe downturn in many of the company’s end markets had a considerable impact on TimkenSteel during 2020. In an effort to address the challenging and uncertain business conditions created by COVID-19, the company implemented demand-driven layoffs, unpaid furloughs impacting approximately 90 percent of our salaried employees and compensation reductions for the company’s extended leadership team (including the NEOs) and the Board of Directors. With respect to the NEOs, the Board reduced Mr. Dunlap’s base salary by 20 percent and the Committee reduced each other NEO’s base salary by 15 percent (in addition to a 5 percent salary increase deferred since March 2020 for the other NEOs), effective May 1, 2020. At the same time, the Board decreased the cash retainer (effective with the second quarter 2020 payment) and the equity compensation payable to directors for 2020 by 20 percent. Finally, the Committee suspended company-paid matching contributions for employees participating in the 401(k) plan for salaried employees, effective June 1, 2020. These decisions were made in an effort to reduce costs and conserve cash, thereby preserving liquidity, during a period of tremendous uncertainty.

In November 2020, in light of improved business conditions and outlook, the Board and Committee, as appropriate, determined to reinstate base salaries for all NEOs effective December 1, 2020, to the rate in effect prior to May 1, 2020 (plus, for all NEOs other than Mr. Dunlap, the five percent increase that had been deferred earlier in 2020). The Board further determined to reinstate the cash retainer payable to directors, also effective December 1, 2020, to the rate in effect prior to April 1, 2020. Any loss of salary realized by employees, NEOs or directors during the time of the salary reductions described above was not restored upon reinstatement of salaries. Further, in December 2020, the Committee approved the reinstatement of company-paid matching contributions for employees participating in the 401(k) plan for salaried employees, effective March 1, 2021.

The Committee did not make any adjustments to the metrics, performance objectives or performance periods for the annual or long-term incentive opportunities granted in 2020, and any payout earned was (or, in the case of long-term incentives, will be) based on performance against the metrics and objectives established by the Committee in February 2020.

Please see “Analysis of 2020 compensation – 2020 Base salary decisions” and “Analysis of 2020 compensation – 2020 Annual performance award decisions” in this CD&A for additional information.

Compensation peer group

In 2018, the Compensation Committee approved the adoption of a compensation peer group to serve as the primary benchmark in setting target compensation for the CEO and CFO beginning in 2019. The peer group consists of 18 steel and related-industry companies that are generally within an appropriate revenue and market capitalization range, as follows:

2020 Peer group companies

Allegheny Technologies Incorporated	L.B. Foster Corporation
Actuant Corporation	Materion Corporation
Barnes Group	NN, Incorporated
Carpenter Technology Corporation	Olympic Steel, Incorporated
Century Aluminum Corporation	Ryerson Holding Corporation
Columbus McKinnon Corporation	Schnitzer Steel Industries, Incorporated
Harsco Corporation	SunCoke Energy, Incorporated
Haynes International Inc.	TriMas Corporation
Kaiser Aluminum Corporation	Worthington Industries, Incorporated

Guidelines for CEO and CFO base salaries, annual incentives and long-term incentive grants are initially based on the 50th percentile of peer group data for those roles.

With respect to the other NEOs, external general industry surveys of compensation practices for positions with similar levels of responsibilities remains the primary benchmark for setting target compensation, with guidelines for salaries, annual incentives, long-term incentives and target total direct compensation for these NEOs initially based on the 50th percentile of general industry data. We did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

The company may provide target compensation above or below the 50th percentile for a particular position, based on factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and
•	Second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the peer group or general industry data, as applicable, for comparable roles.

Compensation for interim CEO and president and appointment of a new president and chief executive officer

Mr. Dunlap was appointed Interim CEO and President on October 8, 2019. In determining the appropriate compensation package for Mr. Dunlap, the Compensation Committee considered peer group data, the former CEO’s compensation package, and information provided by Meridian regarding interim CEO compensation practices, including form and amount of compensation relative to both market and to the outgoing CEO’s compensation levels. Due to the temporary nature of Mr. Dunlap’s appointment, a target compensation level was not established by the Committee and the compensation package provided to Mr. Dunlap, including the amount of base salary, the form of long-term incentives, and the performance-based mix, was not intended to be and is not indicative of the ongoing compensation structure that the Committee expected to provide to a permanent CEO following Mr. Dunlap’s service in that position.

Under the compensation package awarded to Mr. Dunlap for his service as Interim CEO and President, Mr. Dunlap was to receive a cash payment of $115,000 per month and an award of time-based RSUs with a value of $1,000,000, generally subject to a one-year vesting period. The award of RSUs as part of Mr. Dunlap’s compensation structure was designed to further closely align his interests with those of our shareholders and incentivize shareholder value creation. The Committee intended that the number of RSUs to be awarded would be based on the closing market price on the day following Mr. Dunlap’s appointment — October 9, 2019 ($5.37 per share) — after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This calculated to a grant of 186,219 RSUs. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 RSUs was made. To fulfill its original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 RSUs with a one-year vesting period.

Subsequently, in light of the challenging business environment brought about by the COVID-19 global pandemic, the Board determined to reduce Mr. Dunlap’s base salary by 20 percent beginning on May 1, 2020. This salary reduction was reversed as of December 1, 2020, after business conditions improved. Although Mr. Dunlap was not eligible for annual incentive payments for his service as Interim CEO and President, in December 2020, the Board of Directors approved a $500,000 discretionary bonus to Mr. Dunlap in recognition of his successful and exemplary leadership of the company during an extraordinarily difficult period. Also, in connection with the conclusion of his service as Interim CEO and President, the Compensation Committee determined to accelerate the vesting of the 20,619 RSUs granted to Mr. Dunlap on March 2, 2020, which then vested effective December 31, 2020. (The remainder of Mr. Dunlap’s RSU grant had already vested on October 8, 2020.)

On December 16, 2020, Michael S. Williams was named President and Chief Executive Officer effective January 1, 2021. As noted previously, in connection with the appointment of a new CEO, the Compensation Committee reverted to a compensation structure that is competitive with the market and best practices and, like the compensation program for our CEO prior to Mr. Dunlap, weighted significantly towards performance-based compensation. As such, for his service as President and Chief Executive Officer, Mr. Williams will receive an initial base salary of $800,000 per year and will be a participant in the company’s annual performance award plan, with a target award opportunity equal to 100 percent of base salary. Beginning in 2022, Mr. Williams also will be eligible for awards under the company’s long-term incentive plan with a target annual grant opportunity equal to $2,000,000 and awards expected to be comprised of at least 50 percent performance-based RSUs with the balance in time-based RSUs. As an inducement to enter into employment with the company, and to encourage stock ownership by Mr. Williams, thereby further aligning his interests with those of the company’s shareholders, Mr. Williams was awarded a sign-on equity grant of performance-based RSUs with a target value of $2,000,000 and time-based RSUs with a value of $2,000,000. These equity awards were granted on January 5, 2021 and consisted of 423,400 time-based RSUs which generally will vest in full on January 5, 2024 (a three-year “cliff” vesting period), and 423,400 performance-based RSUs which will vest based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively. Payouts for each of the three “nested” performance periods for the performance-based RSUs will range from 0 percent payout for achievement below the 25th percentile, 50 percent payout for achievement at the 25th percentile, 100 percent payout for achievement at the 50th percentile, 150 percent payout for achievement at or above the 75th percentile, and payout based on interpolation between levels above the threshold level. The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance-based restricted stock units earned and payable in shares at the conclusion of the three-year performance period.

Interim CEO	New CEO

Base salary

Base salaries for the NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee typically initially determines base salary ranges for the CEO (including for the company’s new CEO) and CFO using the compensation peer group, and external surveys of salary practices for positions with similar levels of responsibility for the remaining NEOs. The Committee also reviews the NEOs’ base salaries annually in light of each officer’s performance, experience, leadership, current salary and position in the salary range.

2020 Base salary decisions

In early 2020, the Committee determined that 2020 base salary increases of five percent, the amount deemed appropriate to bring salaries for all NEOs (with the exception of Mr. Dunlap) in line with market, would be deferred and reevaluated later in the year. As such, base salaries for all NEOs remained unchanged through April 2020. At that time, in light of the challenging business environment brought about by the COVID-19 global pandemic, the Committee then determined to decrease base salaries for all NEOs by 15 percent effective May 1, 2020. At the same time, the Board determined to reduce Mr. Dunlap’s base salary by 20 percent, also effective as of May 1, 2020. Effective December 1, 2020, in light of improved business conditions, base salaries for all NEOs were reinstated to the rate in effect prior to May 1, 2020, plus the five percent increase that had been deferred since March 1, 2020. Also as of December 1, 2020, Mr. Dunlap’s base salary was reinstated to the rate in effect prior to May 1, 2020.

	Base Salary
	March 1, 2019 through April 30, 2020	May 1, 2020 through Nov. 30, 2020	Effective Dec. 1, 2020	Actual salary paid Jan. 1 through Dec. 31, 2020
Terry L. Dunlap	$1,380,000	$1,104,000	$1,380,000	$1,219,000
Kristopher R. Westbrooks	$403,798	$343,228	$423,987	$370,148
Frank A. DiPiero	$393,933	$334,843	$413,630	$361,105
William P. Bryan	$298,856	$254,028	$313,799	$273,951
Thomas D. Moline	$298,856	$254,028	$313,799	$273,951

Annual incentive

The company’s annual incentive provides the NEOs (other than Mr. Dunlap, who did not participate in the annual incentive plan) the opportunity to earn rewards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the APA plan.

The Compensation Committee generally determines target award opportunity levels for the NEOs based on our compensation peer group for the CEO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, consideration of individual performance and the extent to which the Committee uses discretion to adjust the awards. Performance measures factor the award between zero and 200 percent and individual performance further indexes the award by a factor ranging from 50 percent to 130 percent, providing an absolute range from zero to 260 percent of the target award.

Linking pay to performance

The Compensation Committee established adjusted EBITDA as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value.

Annual incentive
Target opportunity as a percent of base salary
Terry L. Dunlap *	N/A
Kristopher R. Westbrooks	70%
Frank A. DiPiero	60%
William P. Bryan	50%
Thomas D. Moline	50%
*Mr. Dunlap was not a participant in the annual incentive plan.

2020 Annual performance award decisions

Payouts under the APA plan are determined by the following factors:

•	earnings measured by adjusted EBITDA;

•	adjusted operating cash flow;

•	safety; and

•	individual performance.

The following charts show performance targets and actual performance levels for each metric in the 2020 APA plan.

Dollars in millions. Payout percentage is expressed as the percent of target opportunity on a weighted basis.

Actual performance on the adjusted EBITDA metric of $40.3 million was above threshold but below the target performance objective, resulting in a payout calculation of 20 percent of target on an unweighted basis. With respect to the adjusted operating cash flow metric, a target was established for each quarter in order to drive better cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the four quarters. Actual adjusted operating cash flow of $60.6M, $43.7M and $53.5M in the first, third and fourth quarters of 2020, respectively, exceeded the maximum performance objectives, while adjusted operating cash flow of $19.5M in the second quarter of 2020 was above threshold but below target. This resulted in a final payout calculation on the adjusted operating cash flow metric of 164 percent of target on an unweighted basis. With respect to the safety metric, the company ended the year with an OSHA recordable rate of 1.70, a lost time incident rate of 0.34 and no fatalities, meeting the objective of an OSHA recordable rate of less than 2.00, a lost-time incident rate of less than 0.40 and zero fatalities. This safety performance resulted in a 5 percent increase in the payout earned based on performance on the adjusted EBITDA and adjusted operating cash flow metrics. Overall, performance against the metrics established for the 2020 APA plan resulted in a payout of 81.7 percent of target.

For the 2020 APA plan, the adjusted EBITDA metric was defined as EBITDA excluding mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. With respect to the adjusted operating cash flow metric, as noted previously a target was established for each quarter, with the final payout calculated as the average of the calculated payout for the four quarters. The quarterly calculation excluded cash provided or used by financing activity, taxes, interest and capital expenditures; changes in applicable accounting principles, tax laws or regulations; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. As noted above, the safety metric was defined as an OSHA recordable rate less than 2.00, a lost time incident rate less than 0.40, and zero fatalities. Achievement of the safety metric would increase the overall incentive payout by five percent, while failure to achieve the safety metric would decrease the overall incentive payout by five percent.

	2020 Annual incentive payouts
	Target opportunity as a percent of base salary	2020 Award
Terry L. Dunlap	N/A	N/A
Kristopher R. Westbrooks	70%	$264,693
Frank A. DiPiero	60%	$201,216
William P. Bryan	50%	$127,210
Thomas D. Moline	50%	$127,210

The payout awarded to each of the eligible NEOs under the APA plan for 2020 was calculated as (x) times (y), where (x) is equal to the target opportunity percentage for such NEO (as set forth in the table above) multiplied by the amount such NEO would have received as salary for 2020 but for the deferral of the 2020 merit increase from March to December and the reduction in salary from May through November and (y) is equal to 81.7 percent, the payout earned on performance against the metrics established for the 2020 APA plan. With respect to Mr. Westbrooks, the resulting payout was then further adjusted to reflect outstanding individual performance by multiplying the calculated payout achieved by an individual performance multiplier of 110 percent.

For information about annual incentive opportunities awarded to each of the NEOs in 2020, see the “2020 Grants of plan-based awards table.”

Long-term incentives

In 2020, consistent with prior years, three different types of long-term incentive grants were used for the NEOs (other than Mr. Dunlap):

•

Nonqualified stock options, which generally vest 25 percent per year over four years and are intended to provide value to the holder only if shareholders receive additional value (in the form of share price appreciation) after the date of grant;

•	Restricted stock units, which generally “cliff” vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price; and

•

Performance shares, which are performance-based restricted stock units generally earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return, as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, with any earned units payable in shares at the conclusion of the three-year performance period.

For the participating NEOs, the Compensation Committee approved a mix of performance shares, stock options and restricted stock units to address retention while keeping the majority of the NEOs’ long-term incentives performance-based.

Long-term incentive mix
	Performance-based		Time-based
	Performance shares	Stock options	Restricted stock units
Chief executive officer*	–	–	–
Other NEOs	25%	30%	45%

*The Compensation Committee approved a compensation package for Mr. Dunlap upon his appointment as Interim CEO and President in October 2019. Given the temporary nature of the role, the structure of long-term incentives was in the form of a special RSU grant. In connection with the appointment of Mr. Williams as President and Chief Executive Officer as of January 1, 2021, the Compensation Committee approved a long-term incentive mix starting in 2022 of 50 percent performance shares and 50 percent time-based restricted stock units for Mr. Williams.

The Compensation Committee believes these grants, in total, provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is linked directly to the price of the company’s common stock. For nonqualified stock options, the recipient recognizes value only to the extent the stock price rises above the market price of the stock at the time the option is granted. For restricted stock units, value rises or falls depending on stock price performance. For performance shares, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, is used to determine whether (and how many) performance shares are earned, with any earned awards payable in shares at the conclusion of the three-year performance period.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2020 Long-term incentive decisions

	Long-term incentives**
	Target grant opportunity*	Number of stock options	Value of stock options	Number of restricted stock units	Value of restricted stock units	Number of performance shares^	Value of performance shares (at target)	Total value of award
Kristopher R. Westbrooks	135%	83,000	$185,090	63,200	$332,432	29,600	$147,311	$664,833
Frank A. DiPiero	120%	61,800	$137,814	39,600	$208,296	22,000	$109,467	$455,577
William P. Bryan	85%	35,100	$78,273	22,500	$118,350	12,500	$62,162	$258,785
Thomas D. Moline	85%	35,100	$78,273	22,500	$118,350	12,500	$62,162	$258,785

*	As a percentage of base salary midpoint.
**	Mr. Dunlap is not included in this table as the long-term incentives awarded to him are discussed below.
^

The Compensation Committee’s intention was to award full grants of performance shares on March 2, 2020; however, due to limitations on availability of shares under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the Committee was able to award only 78 percent of the shares for each of the NEOs at that time. Following approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, the remaining performance shares that would have been awarded in March but for the lack of available shares were then awarded on August 5, 2020.

The target value for each grant is converted to a number of options or shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average closing price over the five trading days immediately preceding the March 2, 2020 grant date in determining the number of shares to be granted in 2020.

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Long-term incentive award to Interim CEO

As part of the compensation package awarded to Mr. Dunlap in connection with his appointment as Interim CEO and President on October 8, 2019, the Committee determined to award Mr. Dunlap $1 million in value of restricted stock units in order to further closely align his interests with those of our shareholders and to incentivize long-term shareholder value creation. The Committee intended that the number of RSUs to be awarded would be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This calculation resulted in a grant of 186,219 RSUs. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 RSUs was made. In the compensation tables below, this grant has a grant date fair value of $970,416. To fulfill its original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 RSUs with a one-year vesting period. This grant had a grant date fair value of $108,456. The grant made on October 8, 2019 vested one-year from the date of grant. The 20,619 RSUs granted to Mr. Dunlap on March 2, 2020 were vested by the Compensation Committee effective December 31, 2020 in connection with the conclusion of his service as Interim CEO and President. (As noted above, the remainder of Mr. Dunlap’s grant had already vested on October 8, 2020.)

Stock options

In 2020, our key employees (including all NEOs other than Mr. Dunlap) received nonqualified stock options that:

•	have an exercise price equal to the closing price of the stock on the date of grant;

•	generally will vest over a four-year period in equal amounts each year; and

•	generally will expire ten years after the date of grant.

Stock options are an effective motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price set on the grant date. For information about stock options awarded to the NEOs in 2020, see the “2020 Grants of plan-based awards table.”

Restricted stock units

Restricted stock units represent an interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about time-based restricted stock units awarded to the NEOs in 2020, see the “2020 Grants of plan-based awards table.”

Performance shares

Performance shares are performance-based restricted stock units earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1, 2020 to December 31, 2022, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan to support rapid and sustained shareholder value creation. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31.

A payout will be calculated based on performance for each of the three nested performance periods. For any payout to be earned for a nested performance period, relative total shareholder return must be achieved at least at the 25th percentile of the identified peer group. If the 25th percentile performance level is not attained, then no payout will be earned. The payout earned could range from 50 percent to 150 percent of the target number of performance shares awarded, based upon actual performance for the performance period, as follows:

Level	Performance (Percentile)	Payout (Percent of Target)
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance-based restricted stock units earned and payable in shares at the conclusion of the three-year performance period.

For the first performance period ended December 31, 2020, relative total shareholder return was achieved at the 25th percentile of the identified peer group, resulting in a preliminary payout calculation of 50 percent of target for the first “nested” performance period. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

For information about performance shares awarded to the NEOs in 2020, see the “2020 Grants of plan-based awards table.”

2019-2021 Performance shares canceled

In 2019, the NEOs (other than Mr. Dunlap) received awards of performance shares for the 2019-2021 performance period. The performance metrics for shares granted in 2019 were average ROIC and base sales for the two-year period ending December 31, 2020, followed by an additional one-year holding period. The Compensation Committee selected these metrics because it believed both aligned to growth tactics. Actual performance for the ROIC metric was calculated excluding mark-to-market remeasurement gains or losses; effects of changes in tax laws or accounting principles; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar corporate transaction. Actual performance for the base sales metric was calculated excluding the impact of any actions related to the company’s restructuring efforts and/or acquisition, divestiture or asset impairment. Because actual performance for the two-year period ended December 31, 2020 fell below both threshold requirements of 4.3 percent for average ROIC and $2.466 billion for base sales, the 2019-2021 performance share awards were canceled.

Number of canceled performance shares*
2019-2021
Kristopher Westbrooks	12,200
Frank A. DiPiero	9,100
Thomas D. Moline	5,200
William P. Bryan	5,200

*Mr. Dunlap is not included in this table as he was not awarded performance shares for the 2019 - 2021 performance share cycle.

Discretionary bonus for Interim CEO and President

Under the compensation package awarded to Mr. Dunlap for his service as Interim CEO and President, Mr. Dunlap was provided a monthly salary and an award of time-based RSUs, generally subject to a one-year vesting period. Mr. Dunlap was not eligible for annual incentive payments or additional long-term incentives for his service as Interim CEO and President. In December 2020, in conjunction with the appointment of a new permanent CEO and in anticipation of the conclusion of Mr. Dunlap’s service as Interim CEO and President, the Board of Directors approved a $500,000 discretionary bonus to Mr. Dunlap. The discretionary bonus was awarded by the Board in the exercise of its judgment and discretion in an amount deemed appropriate to recognize Mr. Dunlap’s successful and exemplary leadership of the company during an extraordinarily difficult period.

Retirement and other benefits

Retirement income programs

The company’s retirement income programs are an important retention tool. The company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they also participate in the company’s nonqualified retirement income programs. The company currently provides retirement income through several types of plans:

The company’s retirement income programs support an additional component of the retention strategy of our executive compensation program objectives.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions, company matching contributions and, through December 31, 2020, core defined contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Messrs. Bryan and Moline participate is the supplemental executive retirement program for executive officers (“SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. In November 2019, the qualified and nonqualified defined benefit plans were amended to provide that no additional benefits would accrue for any remaining active participants after December 31, 2020. Messrs. DiPiero, Dunlap and Westbrooks are not eligible to participate in the defined benefit plans. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. In addition, because benefits under the company’s defined benefit plans are based on final average earnings (base salary and cash annual incentive compensation for the five highest non-consecutive years out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increase. Pension values also are influenced by external factors and actuarial assumptions. See “Compensation of executive officers — Pension benefits” for additional information.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred compensation

The company maintains a deferred compensation plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2020, none of the NEOs earned “above-market” interest as defined by the Securities and Exchange Commission.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees. The value of the deferred compensation program is quantified each year and the program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs also may receive certain perquisites including financial counseling and tax preparation assistance, executive physicals and spousal travel benefits. The financial counseling and tax preparation assistance and spousal travel benefits were discontinued at various dates on or before April 30, 2020, and the executive physicals have been discontinued effective January 1, 2021.

The company also provided certain personal benefits to Mr. Dunlap during his term as the company’s Interim CEO and President, consisting of a company-paid apartment for his use in Canton, Ohio and mileage reimbursement for commutes between the company’s offices in Canton and Mr. Dunlap’s primary residence.

The company does not provide tax gross-ups for these benefits to executives. The value of these benefits is reflected in the “All other compensation” column in the “2020 Summary compensation table.”

Severance agreements

In addition to retirement payments, the company provides termination-related payments to individual executives through severance agreements, in the event of involuntary termination without cause and involuntary termination without cause following a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Compensation Committee’s consultant. Severance pay was established as a multiple of base salary and actual annual incentive compensation. The Committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios for NEOs” table below.

On December 16, 2020, the Board approved the separation from employment for Frank A. DiPiero, Executive Vice President, General Counsel & Secretary, effective December 31, 2020. In connection with his separation from the company, Mr. DiPiero was entitled to receive the compensation and benefits for a “termination without cause” under the terms of a severance agreement he had previously entered into with the company. For additional information about compensation paid to and benefits available to Mr. DiPiero as a result of the termination of his employment, see “Potential payments upon termination or change in control” and the “Termination scenarios for NEOs” table below.

Other compensation program features

Stock ownership guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. The Compensation Committee has established guidelines of six-times base salary for the company’s CEO, three-times base salary for the CFO and two-times base salary for the other NEOs.

Linking compensation to stock performance

Stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

In determining whether an executive has met the applicable ownership targets, the company considers all shares owned by the executive plus deferred shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of March 1, 2021, each of the NEOs had achieved at least 50 percent of the established guideline. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance — Anti-hedging policy” for additional information.

Clawback provisions

The company maintains specific policies regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. These provisions apply to both short- and long-term incentive programs whereby, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax accounting rules and regulations

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executive officers) to the extent such compensation exceeds $1 million per executive in any fiscal year. Effective for tax years beginning after December 31, 2017, the exemption for performance-based compensation from the deduction limitation of Section 162(m) was repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such, certain compensation paid to covered individuals in excess of $1 million may not be deductible.

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation of named executive officers

2020 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2020, 2019 and 2018, as applicable:

Name and principal position	Year	Salary	Bonus	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation(4)	Change in pension value and nonqualified deferred compensation earnings(5)	All other compensation(6)	Total

Terry L. Dunlap	2020	$1,219,000	$500,000	$108,456	$0	$0	$0	$46,278	$1,873,734

Interim CEO and	2019	$376,739		$1,085,536	$0	$0	$0	$15,519	$1,477,794

President (1)

Kristopher R. Westbrooks	2020	$370,148		$479,743	$185,090	$264,693	$0	$13,141	$1,312,815

Executive Vice	2019	$401,807		$425,790	$183,374	$0	$0	$24,130	$1,035,101

President and Chief	2018	$106,126		$106,116	$45,619	$44,992	$0	$3,076	$305,929

Financial Officer

Frank A. DiPiero	2020	$361,105		$317,763	$137,814	$201,216	$0	$864,917	$1,882,815

Executive Vice	2019	$392,021		$317,475	$136,284	$0	$0	$30,470	$876,250

President, General	2018	$380,602		$351,284	$145,470	$138,307	$0	$47,234	$1,062,897

Counsel and Secretary

William P. Bryan	2020	$273,951		$180,512	$78,273	$127,210	$218,000	$14,662	$892,608

Executive Vice President,	2019	$297,405		$180,525	$77,560	$0	$275,000	$22,644	$853,134

Manufacturing and Supply Chain	2018	$288,743		$198,840	$82,806	$92,483	$0	$26,090	$688,962

Thomas D. Moline	2020	$273,951		$180,512	$78,273	$127,210	$234,000	$14,046	$907,992

Executive Vice President,	2019	$297,405		$180,525	$77,560	$0	$270,000	$15,699	$841,189

Commercial Operations	2018	$288,743		$198,840	$82,806	$87,438	$0	$20,759	$678,586

(1)

The amount reported as bonus for Mr. Dunlap reflects a discretionary bonus awarded by the Board of Directors in December 2020 in recognition of his successful and exemplary leadership of the company in 2020 as Interim CEO and President.

(2)

The amounts shown in this column represent, for 2020, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units granted to Messrs. Dunlap, Westbrooks, DiPiero, Bryan and Moline on March 2, 2020; and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Messrs. Westbrooks, DiPiero, Bryan and Moline on March 2, 2020, assuming target achievement of the established performance objectives, which was the probable outcome on the grant date. Should performance equal or exceed the maximum goals for these 2020 performance shares, the grant date fair value for such awards would be as follows: Mr. Westbrooks - $220,967; Mr. DiPiero – $164,201; Mr. Bryan - $93,243 and Mr. Moline - $93,243.

The restricted stock units granted to Messrs. Westbrooks, Bryan and Moline generally will vest in full on March 2, 2023, provided the named executive officer remains continuously employed by the company through that date. As a result of Mr. DiPiero’s employment with the company ending on December 31, 2020, 8,800 of the 39,600 restricted stock units awarded to him in 2020 were canceled. The remaining 30,800 restricted stock units will vest on March 2, 2023.

The restricted stock units granted to Mr. Dunlap were awarded as part of the compensation package approved in connection with his appointment as Interim CEO and President on October 8, 2019, which included the award of $1 million in value of restricted stock units subject to a one-year vesting period. The Committee intended that the number of restricted stock units to be awarded be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This calculation resulted in a grant of 186,219 restricted stock units. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 restricted stock units was made. This grant had a grant date fair value of $970,416 and is included in the amount reported for stock awards made to Mr. Dunlap in 2019. To fulfill the Committee’s original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 restricted stock units generally subject to a one-year vesting period. This grant had a grant date fair value of $108,456 and is reported in the stock awards column for 2020. The restricted stock units granted in October 2019 vested on October 8, 2020, the first anniversary of the grant date. The 20,619 restricted stock units granted in March 2020 were vested in full by the Compensation Committee on December 31, 2020 in connection with the conclusion of Mr. Dunlap’s service as Interim CEO and President of the company.

For the performance shares awarded in 2020 to Messrs. Westbrooks, DiPiero, Bryan and Moline, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, will be used to determine whether (and how many) performance shares are earned for the full 2020–2022 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2022, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. As a result of Mr. DiPiero’s employment with the company ending on December 31, 2020, 3,666 of the 22,000 performance shares awarded to Mr. DiPiero were canceled. Any portion of the remaining 18,334 performance shares earned by Mr. DiPiero (based on achievement of the established performance objectives for the 2020-2022 performance period) will vest following the conclusion of the three-year performance period on December 31, 2022 at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

(3)

The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options generally vest at a rate of 25 percent per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As a result of Mr. DiPiero’s employment with the company ending on December 31, 2020, 30,900 options granted to Mr. DiPiero on March 2, 2020 and 6,150 options granted to Mr. DiPiero on February 15, 2019 were canceled and all remaining unvested options granted in 2017, 2018, 2019 and 2020 were vested.

(4)

The amounts shown in this column for 2020 represent cash payouts earned under the TimkenSteel Corporation Annual Performance Award plan for Messrs. Westbrooks, DiPiero, Bryan and Moline. Mr. Dunlap does not participate in the Annual Performance Award plan. For additional information, see “Analysis of 2020 compensation – Annual incentive – 2020 Annual performance award decisions” in the Compensation Discussion and Analysis section of this proxy statement.

(5)

The amounts shown in this column for 2020 represent the difference between the amounts shown in the “2020 Pension benefits table” as of December 31, 2020, and those amounts calculated as of December 31, 2019. The amounts were calculated using the same assumptions used in 2019 and included in the footnotes of the “2020 Pension benefits table,” except that the calculations as of December 31, 2020 utilized (a) a discount rate of 2.77 percent (while a discount rate of 3.51 percent was used for the calculation as of December 31, 2019) and (b) updated mortality statistics consistent with the 2020 mortality projection scale of the Society of Actuaries. The increase in value of $218,000 for Mr. Bryan is comprised of an increase of $135,000 from the use of the lower discount rate and an increase of $92,000 from the accrual of additional benefit service, offset by a decrease of $9,000 from the use of the updated mortality projection scale. The increase in value of $234,000 for Mr. Moline is comprised of an increase of $159,000 from the use of the lower discount rate and an increase of $84,000 from the accrual of additional benefit service, offset by a decrease of $9,000 from the use of the updated mortality projection scale. Messrs. Dunlap, Westbrooks and DiPiero are not eligible for company-paid pension benefits. For additional information, please see “2020 Pension benefits table” in this proxy statement.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see the discussion below under “Pension benefits.”

(6)	The amounts shown in this column for 2020 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan and core DC program(b)	Annual company contribution to post-tax savings benefit(c)	Annual life insurance premium (company paid)	Executive physicals (company recommended)	Financial planning reimbursement	Home security	Personal use of company’s country club member- ships(d)	Spousal travel(e)	Life insurance(f)	Other(g)
Terry L. Dunlap	$0	$0	$0	$3,761	$0	$0	$0	$0	$10,534	$31,983
Kristopher R. Westbrooks	$10,566	$0	$0	$0	$2,150	$0	$0	$0	$425	$0
Frank A. DiPiero	$11,104	$3,939	$0	$0	$3,030	$0	$0	$0	$2,724	$844,120
William P. Bryan	$5,435	$0	$0	$2,084	$5,171	$0	$0	$0	$1,972	$0
Thomas D. Moline	$5,435	$0	$0	$4,931	$2,395	$0	$0	$0	$1,285	$0

(a)	The company does not provide tax gross-ups for executive benefits.
(b)

The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees. “Core DC program” refers to the core defined contribution program for salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company (the company’s former parent company) equaled less than 50 as of December 31, 2003. In 2020, Messrs. Westbrooks and DiPiero received core DC program contributions. Additional Core DC contributions in the amounts of $5,384 and $10,527 for Messrs. Westbrooks and DiPiero, respectively, will be made in the second quarter of 2021 in accordance with the terms of the SIP plan and are not reflected in the amounts shown in the table above. Effective January 1, 2021, core DC contributions have been eliminated as a benefit. Also, effective June 1, 2020, the company suspended company matching contributions for all salaried employees through the remainder of the year.

(c)

The “Post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

None of the NEOs received compensation attributable to personal use of country club memberships during 2020. If an NEO had an amount shown for personal use of country club memberships, the total would include pro-rated amounts of company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the company for other personal expenses associated with such personal use, as all such costs are borne by the executive.

(e)

None of the NEOs received compensation attributable to spousal travel during 2020. If an NEO had received compensation in the form of spousal travel benefits, amounts shown for spousal travel would have included actual incremental travel expenses.

(f)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one time their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(g)

The amount shown for Mr. Dunlap represents personal benefits received as a result of his appointment as Interim CEO and President on October 8, 2019, including rental payments for an apartment provided by the company for his use in Canton, Ohio and mileage reimbursement for commutes to his primary residence. The amount shown for Mr. DiPiero includes payments made as a result of the termination of his employment on December 31, 2020 and in accordance with the Severance Agreement previously entered into between Mr. DiPiero and the company. For additional information, see “Potential payments upon termination or change in control.”

2020 Grants of plan-based awards table

The following table sets forth information concerning potential awards payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2020:

Name	Approval date	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Terry L. Dunlap	2/11/2020	3/2/2020 RSUs(2)							20,619			$108,456

Kristopher R. Westbrooks	2/11/2020	3/2/2020 APA(1)	$0	$294,436	$588,872

	2/11/2020	3/2/2020 RSUs(2)							63,200			$332,432

	2/11/2020	3/2/2020 NQSOs(3)								83,000	$5.26	$185,090

	2/11/2020	3/2/2020 Perf RSUs(4)				11,650	23,300	34,950				$121,859

	8/5/2020	8/5/2020 Perf RSUs(4)				3,150	6,300	9,450				$25,452

Frank A. DiPiero	2/11/2020	3/2/2020 APA(1)	$0	$246,208	$492,416

	2/11/2020	3/2/2020 RSUs(2)							39,600			$208,296

	2/11/2020	3/2/2020 NQSOs(3)								61,800	$5.26	$137,814

	2/11/2020	3/2/2020 Perf RSUs(4)				8,650	17,300	25,950				$90,479

	8/5/2020	8/5/2020 Perf RSUs(4)				2,350	4,700	7,050				$18,988

William P. Bryan	2/11/2020	3/2/2020 APA(1)	$0	$155,654	$311,308

	2/11/2020	3/2/2020 RSUs(2)							22,500			$118,350

	2/11/2020	3/2/2020 NQSOs(3)								35,100	$5.26	$78,273

	2/11/2020	3/2/2020 Perf RSUs(4)				4,900	9,800	14,700				$51,254

	8/5/2020	8/5/2020 Perf RSUs(4)				1,350	2,700	4,050				$10,908

Thomas D. Moline	2/11/2020	3/2/2020 APA(1)	$0	$155,654	$311,308

	2/11/2020	3/2/2020 RSUs(2)							22,500			$118,350

	2/11/2020	3/2/2020 NQSOs(3)								35,100	$5.26	$78,273

	2/11/2020	3/2/2020 Perf RSUs(4)				4,900	9,800	14,700				$51,254

	8/5/2020	8/5/2020 Perf RSUs(4)				1,350	2,700	4,050				$10,908

(1)

“APA” reflects the annual incentive opportunity available to each NEO (except Mr. Dunlap) under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2020 performance period. Mr. Dunlap does not participate in the Annual Performance Award plan.

(2)

“RSUs” refers to restricted stock units granted to each NEO on the grant date indicated. Restricted stock units reported in this table for Messrs. Westbrooks, Bryan and Moline generally will vest in full on March 2, 2023, provided the executive maintains continuous employment with the company through that date. As a result of Mr. DiPiero’s separation from employment on December 31, 2020, 8,800 of the 39,600 restricted stock units awarded to him in 2020 were canceled. The remaining 30,800 restricted stock units generally will vest on March 2, 2023.

For Mr. Dunlap, the restricted stock units reported in this table were awarded as part of the compensation package approved in connection with his appointment as Interim CEO and President on October 8, 2019, which included the award of $1 million in value of restricted stock units subject to a one-year vesting period. The Committee intended that the number of restricted stock units to be awarded be based on the closing market price on October 9, 2019 ($5.37 per share), after news of the change in leadership had been absorbed by the markets and reflected in the company’s stock price. This calculation resulted in a grant of 186,219 restricted stock units. On October 8, 2019, the date of Mr. Dunlap’s appointment as Interim CEO and President, an initial grant of 165,600 restricted stock units was made. To fulfill the Committee’s original intention, on March 2, 2020, the Committee awarded Mr. Dunlap an additional 20,619 restricted stock units generally subject to a one-year vesting period. The 20,619 restricted stock units granted in March 2020 were vested in full by the Compensation Committee on December 31, 2020 in connection with the conclusion of Mr. Dunlap’s service as Interim CEO and President of the company.

For additional information, see “Analysis of 2020 compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(3)

“NQSOs” refers to the nonqualified stock options granted to each of the NEOs (except Mr. Dunlap, who was not awarded nonqualified stock options) on the grant date indicated. Each grant of NQSOs reported in the table has an exercise price equal to the fair market value (as defined in the plan) on the date of grant, has a ten-year term and in general will become exercisable over four years in 25 percent increments on the anniversary of the grant date. As a result of Mr. DiPiero’s separation from employment on December 31, 2020, 30,900 options granted to Mr. DiPiero on March 2, 2020 and 6,150 options granted to Mr. DiPiero on February 15, 2019 were canceled and all remaining unvested options granted in 2017, 2018, 2019 and 2020 were vested. For additional information, see “Analysis of 2020 Compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(4)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance-based restricted stock units granted to the NEOs (except Mr. Dunlap, who was not awarded performance-based restricted stock units) on March 2, 2020 and August 5, 2020. The Compensation Committee’s intention was to award full grants of performance shares on March 2, 2020; however, due to limitations on availability of shares under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the Committee was able to award only 78 percent of the shares for each of the NEOs at that time. Following approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, the remaining performance shares that would have been awarded in March but for the lack of available shares were awarded on August 5, 2020. For the performance shares awarded in 2020, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, will be used to determine whether (and how many) performance shares are earned for the 2020–2022 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2022, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. As a result of Mr. DiPiero’s employment with the company ending on December 31, 2020, 3,666 of the 22,000 performance shares awarded to Mr. DiPiero were canceled. Any portion of the remaining 18,334 performance shares that are earned by Mr. DiPiero (based on achievement of the established performance objectives for the 2020-2022 performance period) will vest following the conclusion of the three-year performance period on December 31, 2022, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

For additional information, see “Analysis of 2020 Compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(5)

The amounts shown in this column reflect the fair value on the date of grant of RSUs, stock options and performance shares granted in 2020, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of stock options is determined using the Black-Scholes model. The fair value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

Outstanding equity awards at 2020 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2020:

	Option awards(2)					Stock awards(3)
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)	Option expiration date	Grant date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Terry L. Dunlap(1)
Kristopher R. Westbrooks	09/24/2018	3,520	3,520	$14.34	09/24/2028	09/24/2018	7,400	$34,558
	03/01/2019	8,275	24,825	$12.45	03/01/2029	03/01/2019	22,000	$102,740
	03/02/2020	0	83,000	$5.26	03/02/2030	03/02/2020	63,200	$295,144	11,650	$54,406
						08/05/2020			3,150	$14,711
Frank A. DiPiero(4)	08/05/2014	8,700	0	$46.08	08/05/2024	02/14/2018	13,600	$63,512
	01/29/2015	9,000	0	$29.00	01/29/2025	03/01/2019	16,400	$76,588
	02/17/2016	29,260	0	$7.46	02/17/2026	03/02/2020	39,600	$184,932	8,650	$40,396
	02/15/2017	11,700	3,900	$17.46	02/15/2027	08/05/2020			2,350	$10,975
	02/14/2018	9,750	9,750	$16.57	02/14/2028
	03/01/2019	6,150	18,450	$12.45	03/01/2029
	03/02/2020	0	61,800	$5.26	03/02/2030
William P. Bryan	02/08/2011	1,300	0	$29.95	02/08/2021	02/14/2018	7,700	$35,959
	02/09/2012	1,800	0	$31.06	02/09/2022	03/01/2019	9,300	$43,431
	02/07/2013	1,800	0	$33.76	02/07/2023	03/02/2020	22,500	$105,075	4,900	$22,883
	02/13/2014	1,600	0	$34.26	02/13/2024	08/05/2020			1,350	$6,305
	01/29/2015	5,500	0	$29.00	01/29/2025
	02/17/2016	12,260	0	$7.46	02/17/2026
	02/15/2017	5,850	1,950	$17.46	02/15/2027
	02/14/2018	5,550	5,550	$16.57	02/14/2028
	03/01/2019	3,500	10,500	$12.45	03/01/2029
	03/02/2020	0	35,100	$5.26	03/02/2030
Thomas D. Moline	02/08/2011	2,800	0	$29.95	02/08/2021	02/14/2018	7,700	$35,959
	02/09/2012	2,150	0	$31.06	02/09/2022	03/01/2019	9,300	$43,431
	02/07/2013	2,250	0	$33.76	02/07/2023	03/02/2020	22,500	$105,075	4,900	$22,883
	02/13/2014	1,750	0	$34.26	02/13/2024	08/05/2020			1,350	$6,305
	01/29/2015	5,500	0	$29.00	01/29/2025
	02/17/2016	15,625	0	$7.46	02/17/2026
	02/15/2017	7,800	2,600	$17.46	02/15/2027
	02/14/2018	5,550	5,550	$16.57	02/14/2028
	03/01/2019	3,500	10,500	$12.45	03/01/2029
	03/02/2020	0	35,100	$5.26	03/02/2030

(1)	Mr. Dunlap had no outstanding unexercised stock options or unvested stock awards at December 31, 2020.

(2)	All option awards reported in this table are nonqualified stock options that generally vest ratably 25 percent per year over the four-year period from the date of grant.

(3)	Stock awards reported in this table include, for Messrs. Westbrooks, DiPiero, Bryan and Moline, performance shares and restricted stock units.

In 2020, performance shares (reported under the Equity incentive plan awards columns) were granted on March 2, 2020 and August 5, 2020. The Compensation Committee intended to award full grants of performance shares on March 2, 2020; however, due to limitations on availability of shares under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the Committee was able to award only 78 percent of the shares for each of the NEOs at that time. Following approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, the remaining performance shares that would have been awarded in March but for the lack of available shares were awarded on August 5, 2020.

For the performance shares awarded in 2020, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022, respectively, will be used to determine whether (and how many) performance shares are earned for the 2020–2022 performance cycle. Performance shares earned will vest following the conclusion of the three-year performance period on December 31, 2022, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. The number of shares reported for the performance shares granted on March 2, 2020 and August 5, 2020 reflects the number of shares that would be earned by each NEO assuming threshold performance is achieved under the established performance objectives. The settlement for any performance shares earned will be in shares.

Restricted stock units were granted to Messrs. DiPiero, Bryan and Moline on February 14, 2018, March 1, 2019 and March 2, 2020, and to Mr. Westbrooks on September 24, 2018, March 1, 2019 and March 2, 2020. Each of these grants of RSUs generally vests on the third anniversary of their respective grant dates.

The market value of all shares and awards reported in this table was determined based upon the closing price of TimkenSteel’s common shares on December 31, 2020, the last trading day of the year, which was $4.67.

(4)

As a result of Mr. DiPiero’s separation from employment on December 31, 2020, 30,900 options granted to Mr. DiPiero on March 2, 2020 and 6,150 options granted to Mr. DiPiero on February 15, 2019 were canceled and all remaining unvested options granted in 2017, 2018, 2019 and 2020 were vested. As of January 1, 2021, as a result of Mr. DiPiero’s separation from employment, all of his outstanding options will expire on December 31, 2023 rather than the original 10-year term stated in the table above. Also as a result of Mr. DiPiero’s separation from employment, 8,800 of the 39,600 restricted stock units awarded to Mr. DiPiero in 2020 were canceled and 828, 999 and 1,875 of the restricted stock units awarded in 2018, 2019 and 2020, respectively, were withheld to satisfy tax withholding requirements as the awards are no longer subject to a substantial risk of forfeiture. The remaining restricted stock units will vest on the third anniversary of the respective grant dates. Finally, 2,883 of the 17,300 performance shares awarded on March 2, 2020 and 783 of the 4,700 performance shares awarded on August 5, 2020 were canceled. Any portion of the remaining 18,334 performance shares awarded to Mr. DiPiero in 2020 that are earned based on achievement of the established performance objectives for the 2020-2022 performance period, will vest following the conclusion of the three-year performance period on December 31, 2022, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

2020 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of other stock-based awards for our NEOs during 2020.

	Option awards (1)		Stock awards (2)
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Terry L. Dunlap(3)	0	0	197,954	$781,287

Kristopher R. Westbrooks	0	0	0	$0

Frank A. DiPiero	0	0	10,500	$61,320

William P. Bryan	0	0	5,300	$30,952

Thomas D. Moline	0	0	7,000	$40,880

(1)	There were no exercises of stock options by any of our NEOs during 2020.

(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of TimkenSteel common shares on the vesting date. For purposes of this calculation, the fair market value of restricted stock units that vest is equal to the closing price of our common shares on the vesting date. The value shown in the table does not include performance shares granted for the 2019-2021 cycle, as performance results measured for years 2019 and 2020 (with 2021 being a holding period) fell below threshold requirements. Accordingly, all performance shares granted for the 2019-2021 performance cycle were canceled without a payout.

(3)

The value realized on vesting of stock awards for Mr. Dunlap reflects the vesting of restricted stock units granted to Mr. Dunlap in 2019 for his service as a non-employee director and restricted stock units granted on October 8, 2019 and March 2, 2020 for his service as Interim CEO and President. These shares vested on May 7, 2020, October 8, 2020 and December 31, 2020, respectively.

Pension benefits

Qualified Plan

In connection with the spinoff of TimkenSteel from The Timken Company in 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75 percent per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, is applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements: age 62 and 15 years of service; age 60 and 25 years of service; or any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3 percent per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4 percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for an NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50 percent of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50 percent joint and survivor form of payment and died the next day. If the NEO had at least 15 years of service at the time of his death, the benefit is equal to 50 percent of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

Only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

In November 2019, the Qualified Plan was amended to provide that additional benefit accruals for any remaining active participants would cease as of December 31, 2020.

Supplemental Pension Plan

In connection with the spinoff, the company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program (the TimkenSteel Corporation Savings and Investment Pension Plan) and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

As with the Qualified Plan, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits under the TimkenSteel SERP, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

In November 2019, the SERP was amended to provide that additional benefit accruals for any remaining active participants would cease as of December 31, 2020.

2020 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2020:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit (1)
Terry L. Dunlap(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Kristopher R. Westbrooks(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
Frank A. DiPiero(2)	Supplemental Plan	N/A	$0
	Qualified Plan	N/A	$0
William P. Bryan	Supplemental Plan	43.5	$379,000
	Qualified Plan	43.5	$1,281,000
Thomas D. Moline	Supplemental Plan	36.5	$349,000
	Qualified Plan	36.5	$1,193,000

(1)

The “Present Value of Accumulated Benefit” is the present value as of December 31, 2020. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 2.77% discount rate and updated mortality statistics consistent with the 2020 Society of Actuaries revised mortality projection scale. Benefits for the applicable NEOs were determined assuming no probability of termination, retirement, death or disability before age 62.

(2)	Because Messrs. Dunlap, Westbrooks and DiPiero were hired after January 1, 2004, they do not accumulate any service under either the Supplemental or Qualified Plan.

2020 Nonqualified deferred compensation table

The table below sets forth information regarding contributions, earnings and withdrawals during 2020 and the account balances as of December 31, 2020, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive contributions in 2020(1)	Company contributions in 2020(1)	Aggregate earnings in 2020(2)	Aggregate withdrawals/ distributions in 2020	Aggregate balance at December 31, 2020(3)

Terry L. Dunlap	$-	$-	$-	$-	$-

Kristopher R. Westbrooks	$-	$2,019	$129	$-	$3,465

Frank A. DiPiero	$-	$-	$-	$-	$-

William P. Bryan	$-	$-	$-	$-	$-

Thomas D. Moline	$-	$-	$-	$-	$-

(1)	Amounts shown as executive contributions or company contributions in 2020 are reported in the “Salary” and “All other compensation” columns, respectively, of the 2020 Summary compensation table.

(2)

This amount includes interest earned from cash deferrals. Earnings during this year and previous years were not above market or preferential; therefore, these amounts are not included in the 2020 Summary compensation table.

(3)

Amounts included in the aggregate balances that were reported as compensation in the Summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Westbrooks, $1,317.

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs (other than Mr. Dunlap) that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2020 termination date.

Change in control

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the company (as defined in the Severance Agreements), the NEO is entitled to receive a cash severance payment in an amount equal to a multiple of three times the sum of his annual base salary and the greater of: (1) his target annual amount of incentive compensation for the year in which he terminates employment; or (2) his target annual amount of incentive compensation for the year in which the change in control occurs. The form of Severance Agreement does not contain an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

In addition, the NEO would receive a lump sum amount representing the SERP benefit. The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the NEO continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. This lump sum is determined based on mortality tables and interest rates promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code and would be reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. In November 2019, the qualified and nonqualified defined benefit plans were amended to provide that no additional benefits would accrue for any remaining active participants after December 31, 2020.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for three years and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by an NEO, the NEO is not entitled to receive, and the company will not make any cash severance, retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” means the commission of an intentional act of fraud, embezzlement or theft in connection with the NEO’s duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan is forfeited.

Involuntary termination without cause

The Severance Agreements with our NEOs provide that, in the case of an involuntary termination without cause, the NEO is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2020 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, the NEO’s beneficiary will have one year following the death to exercise stock options.

Termination scenarios for NEOs

Mr. Dunlap (7)
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance	—	—		—	$0	—
Equity	—	—		—	$96,291	—
Retirement benefits	—	—		—	$0	—
Other benefits	—	—		—	$500,000	—
Excise tax gross-up(5)						—
Total	—	—	—	—	$596,291	—
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$1,081,167	$2,162,334
Equity(2)	$0	$0		$478,519	$482,051	$570,674
Retirement benefits(3)	$0	$0		$0	$0	$120,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$478,519	$1,605,718	$2,918,008
Mr. DiPiero (8)
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	—	—		—	$1,045,336	—
Equity(2)	—	—		—	$383,019	—
Retirement benefits(3)	—	—		—	$0	—
Other benefits(4)	—	—		—	$42,500	—
Excise tax gross-up(5)						—
Total	—	—	—	—	$1,470,855	—
Mr. Bryan
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$706,048	$1,412,096
Equity(2)	$0	$0		$203,923	$209,762	$242,840
Retirement benefits(3)	$0	$0	$18,000	$0	$0	$108,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$18,000	$203,923	$958,310	$1,827,936
Mr. Moline
	Voluntary resignation	Termination with cause	Retirement(6)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$706,048	$1,412,096
Equity(2)	$0	$0		$203,923	$209,762	$242,840
Retirement benefits(3)	$0	$0	$117,000	$0	$0	$173,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$117,000	$203,923	$958,310	$1,892,936

(1)	“Cash severance” refers to amounts payable to each NEO (other than Mr. Dunlap) under the Severance Agreements.

(2)

“Equity” includes the value of restricted stock units, performance shares and stock option grants that the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 31, 2020, which was $4.67. As of December 31, 2020, all outstanding stock options were below the exercise price, resulting in zero value in the table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.

(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.

(6)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2020.

(7)

The information for Mr. Dunlap is based on his termination without cause on December 31, 2020. The “equity” amount shown for Mr. Dunlap reflects the value of the grant of restricted stock units made on March 2, 2020, which were vested on December 31, 2020 in connection with the conclusion of his service as Interim President and CEO. For purposes of calculating the value of equity reflected in this table, restricted stock units are valued at the closing price of our common shares on December 31, 2020, which was $4.67. The “other benefits” amount reflects a discretionary bonus awarded to Mr. Dunlap by the Board of Directors in December 2020 in recognition of his successful and exemplary leadership of the company during 2020. Due to Mr. Dunlap’s actual termination on December 31, 2020, no additional information is shown for the other hypothetical situations.

(8)

The information for Mr. DiPiero is based on his termination without cause on December 31, 2020. For more information about the compensation and benefits due to Mr. DiPiero in connection with his termination, please see the next paragraph. Due to Mr. DiPiero’s actual termination on December 31, 2020, no additional information is shown for the other hypothetical situations.

Payments in connection with Mr. DiPiero’s Separation

On December 16, 2020, the Board of Directors approved the separation from employment for Frank A. DiPiero, Executive Vice President, General Counsel & Secretary, effective December 31, 2020. In connection with his separation from the company, Mr. DiPiero was entitled to receive the compensation and benefits for a “termination without cause” under the terms of a severance agreement he had previously entered into with the company. In exchange for his general release of claims and non-compete, confidentiality and non-disparagement undertakings, Mr. DiPiero received the following payments and benefits: cash payment of $844,120 which is equal to one and one-half times base salary in effect at termination ($620,445) plus one and one half times an amount equal to the highest incentive payout percentage during the five years immediately preceding 2020 multiplied by Mr. DiPiero’s target amount of incentive pay for 2020 ($223,675). The cash payment was made in a single lump sum in January 2021. Mr. DiPiero will receive Company-subsidized health and welfare benefits (valued at approximately $27,000) for him and his family under the Company’s health care plan for active employees for a maximum of 18 months. Also in connection with Mr. DiPiero’s termination of employment and in accordance with the original terms of the awards: unvested stock options scheduled to vest during the 18 month severance period were accelerated, with 56,850 stock options vesting immediately upon Mr. DiPiero’s termination and 37,050 stock options being cancelled; unvested RSUs were prorated based on the 18 month severance period, with 60,800 RSUs continuing to vest on the original vesting dates and 8,800 RSUs being cancelled; and unvested performance shares were prorated based on the 18 month severance period, with 18,334 remaining eligible to be earned based on achievement of the established performance objectives and 3,666 being cancelled. For additional information regarding the effect of Mr. DiPiero’s termination of employment on his outstanding equity awards, see the “Outstanding equity awards at 2020 year end table.”

CEO pay ratio

For 2020, the ratio of the annual total CEO compensation to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than the CEO) as described below (“Median Annual Compensation”) was approximately 24 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For 2020, we identified a new Median Employee. For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”).

For purposes of calculating the CEO pay ratio, the CEO compensation for 2020 was determined to be $1,873,734, which matches Mr. Dunlap’s compensation for his service as Interim CEO and President, as reflected in the “Total” column of the 2020 Summary compensation table. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2020 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for 2020 was determined to be $79,266.

In terms of our selection of the Median Employee, on December 31, 2020, the company employed a total of 2,000 employees (including 1,967 employees based in the United States). The company determined the Median Employee as of December 31, 2020 by identifying total cash compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded Mr. Dunlap and 33 non-U.S. employees (consisting of 22 employees in Mexico, 10 employees in China, and 1 employee in the United Kingdom). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

Proposal 5

Approval of the TimkenSteel

Corporation Amended and Restated

2020 Equity and Incentive

Compensation Plan

General

On February 10, 2021, upon recommendation by the Compensation Committee, the Board of Directors approved and adopted, subject to the approval of the company’s shareholders at the annual meeting, the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. In this proposal, we refer to the original TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan as the “2020 Plan,” and we refer to the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan as the “Amended 2020 Plan.”

The company’s shareholders previously approved the 2020 Plan, which affords the Compensation Committee the ability to design compensatory awards that are responsive to the company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the company by encouraging stock ownership among non-employee directors of the company and employees (including officers) and certain consultants or other service providers of the company and its subsidiaries. You are being asked to approve the Amended 2020 Plan.

Shareholder approval of the Amended 2020 Plan would make available for awards under the Amended 2020 Plan an additional 2,000,000 common shares, without par value, of the company (“Common Shares”), as described below and in the Amended 2020 Plan, with such amount subject to adjustment, including under the share counting rules.

The Board recommends that you vote to approve the Amended 2020 Plan. If the Amended 2020 Plan is approved by shareholders at the annual meeting, it will be effective as of the day of the annual meeting, and future grants will be made on or after such date under the Amended 2020 Plan. If the Amended 2020 Plan is not approved by our shareholders, then it will not become effective, no awards will be granted under the Amended 2020 Plan, and the 2020 Plan will continue in accordance with its terms as previously approved by our shareholders.

The actual text of the Amended 2020 Plan is attached to this proxy statement as Appendix B. The following description of the Amended 2020 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.

Why we believe you should vote for this proposal

The Amended 2020 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing incentives and rewards for service and/or performance to our employees (including our officers), non-employee directors and certain consultants and other service providers of the company and its subsidiaries. Some of the key features of the Amended 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the

Amended 2020 Plan is critical to achieving this success. The company would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Shares as part of our compensation program is important because equity-based awards continue to be an essential component of our compensation program for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

In 2020, company shareholders approved 2,000,000 Common Shares to be used for awards under the 2020 Plan. Under the 2020 Plan’s share counting rules, an additional 1,085,243 shares were subsequently added to the available shares under the 2020 Plan (including due to forfeitures, under the 2020 Plan’s share counting rules). As of March 1, 2021, 1,778,888 Common Shares remained available for issuance under the 2020 Plan. If the Amended 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation. This approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and consume cash that could be better utilized for other purposes.

The following includes aggregated information regarding our view of the overhang and dilution associated with the predecessor TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (including as amended or amended and restated, the “2014 Plan”) and the 2020 Plan, and the potential dilution associated with the Amended 2020 Plan. This information is as of March 1, 2021. As of that date, there were approximately 45,602,476 Common Shares outstanding.

Common Shares subject to outstanding awards and available for future awards:

●

Total Common Shares subject to outstanding awards (stock options, time-based RSUs, deferred shares and performance-based RSUs assuming maximum performance): 5,655,111 shares (approximately 12.40% of our outstanding Common Shares, on a simple dilution basis); and

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Total Common Shares available for future awards under the 2020 Plan: 1,778,888 shares (approximately 3.90% of our outstanding Common Shares, on a simple dilution basis) (no further grants may be made under the 2014 Plan after the effectiveness of the 2020 Plan).

Proposed Common Shares available for awards under the Amended 2020 Plan:

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2,000,000 additional shares (approximately 4.39% of our outstanding Common Shares, which percentage reflects the simple dilution of our shareholders that would occur if the Amended 2020 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2020 Plan.

The total Common Shares subject to outstanding awards as described above as of March 1, 2021 (5,655,111 shares), plus the Common Shares available for future awards under the 2020 Plan (1,778,888 shares), plus the proposed additional Common Shares available for future awards under the Amended 2020 Plan (2,000,000 shares), represent a total overhang of 9,433,999 shares (17.14%) on a fully-diluted basis regarding the Amended 2020 Plan.

Based on the closing price on the NYSE for our Common Shares on March 1, 2021 of $8.62 per share, the aggregate market value as of March 1, 2021 of the additional 2,000,000 Common Shares requested under the Amended 2020 Plan was $17,240,000.

In fiscal years 2018, 2019, and 2020, we granted awards (including stock options, restricted stock units, performance-based restricted stock units and deferred shares) under the 2014 Plan and the 2020 Plan covering 746,606 shares, 1,090,689 shares, and 1,715,534 shares, respectively. Based on our basic weighted average Common Shares outstanding for those three fiscal years of 44,584,668, 44,820,153, and 45,164,308, respectively, for the three-fiscal-year period 2018-2020, our average burn rate, not taking into account forfeitures, was 2.63% (our individual years’ burn rates were 1.67% for fiscal 2018, 2.43% for fiscal 2019 and 3.79% for fiscal 2020).

In determining the number of shares to request for approval under the Amended 2020 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and total potential dilution level.

If the Amended 2020 Plan is approved, we intend to utilize the shares authorized under the Amended 2020 Plan to continue our practice of incentivizing key individuals through equity grants. The Compensation Committee currently intends to grant equity awards primarily in the form of time-based restricted stock units and performance-based restricted stock units, eliminating stock options from the equity award portfolio beginning in 2021.

We currently anticipate that the shares available under the Amended 2020 Plan will last for about three to four years, based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee continues to retain full discretion under the Amended 2020 Plan to determine the number and amount of awards to be granted under the Amended 2020 Plan, subject to the terms of the Amended 2020 Plan. Future benefits that may be received by participants under the Amended 2020 Plan are not determinable at this time.

Plan design supports sound governance practices

The Amended 2020 Plan includes key provisions or facilitates awards designed to protect shareholder interests and promote sound compensation governance and best practices, including but not limited to the following:

•	performance-based restricted stock units that reinforce our pay for performance philosophy;

•	minimum one-year vesting provisions with limited exceptions;

•	limited share recycling provisions;

•	no repricing stock options or stock appreciation rights without shareholder approval;

•	no “evergreen” renewal feature;

•	grants to non-employee directors are subject to compensation limitations;

•	no current dividends or dividend equivalents are paid on restricted stock units; and

•	performance awards are subject to pre-established goals, and when granted are typically subject to clawback provisions.

Additionally, because we utilize responsible share counting principles in administering our equity compensation program, we count the maximum possible payout of performance-based awards against our share reserves until the awards are earned (even though the ultimate payout may be less, or even zero). As a result, our available share pool is significantly impacted by the number of shares reserved for performance-based awards.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

Having recently endured a time of global crisis and significant market uncertainty, as well as significant leadership transitions for the company, the Board believes it is imperative to have an appropriate supply of shares available for future equity awards to attract, retain, and motivate the team responsible for achieving the company’s strategy under its newly appointed CEO and, as such, recommends that our shareholders approve the Amended 2020 Plan.

In evaluating this proposal, shareholders should consider all of the information in this proposal, and in this proxy statement.

Material changes in the Amended 2020 Plan

The Amended 2020 Plan (1) increases the number of Common Shares available for awards under the 2020 Plan by 2,000,000 Common Shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2020 Plan, during its duration (as described below) by 2,000,000 Common Shares, (3) removes the 2020 Plan’s full value award limit of 1.8 million shares and (4) extends the term of the 2020 Plan until the tenth anniversary of the date of shareholder approval of the Amended 2020 Plan. The Amended 2020 Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the 2020 Plan to implement the Amended 2020 Plan.

We are not seeking to make any other material changes to the terms of the 2020 Plan.

Other Amended 2020 Plan highlights

Reasonable Amended 2020 Plan limits

Generally, awards under the Amended 2020 Plan are limited to 4,000,000 Common Shares (2,000,000 of which were originally approved by shareholders at the 2020 annual meeting of shareholders, and 2,000,000 of which are newly provided for under the Amended 2020 Plan), plus Common Shares subject to any forfeitures (or similar events) that occur (or have occurred) under the 2014 Plan or the 2020 Plan after May 6, 2020. These shares may be shares of original issuance or treasury shares, or a combination of the two. Regarding this share pool, as of March 1, 2021, 1,085,243 additional Common Shares have become available under the 2020 Plan as a result of forfeitures (or similar events) as described above.

The Amended 2020 Plan also provides that, subject as applicable to adjustment and the applicable Common Shares counting provisions as described in the Amended 2020 Plan:

•	the aggregate number of Common Shares actually issued or transferred upon the exercise of incentive stock options will not exceed 4,000,000 Common Shares; and

•

no non-employee director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Limited share recycling provisions

Subject to certain exceptions described in the Amended 2020 Plan, if any award granted under the 2020 Plan or the Amended 2020 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will again be available under the Amended 2020 Plan. Additionally, if, after May 6, 2020, any Common Shares subject to an award granted under the 2014 Plan are forfeited, or an award granted under the 2014 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2020 Plan. The following Common Shares will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2014 Plan or the Amended 2020 Plan, and (2) Common Shares reacquired by the company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2020 Plan or the Amended 2020 Plan. Further, none of the Common Shares covered by share-settled SARs that are exercised and settled in shares, whether or not all Common Shares covered by the SARs are actually issued to the participant upon exercise, will be added (or added back) to the aggregate number of shares available under the Amended 2020 Plan. In addition, Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to stock options or SARs will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2020 Plan. However, Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards other than stock options or SARs will be added back to the aggregate number of Common Shares available under the Amended 2020 Plan, but only for a period not to exceed 10 years from the date of approval of the Amended 2020 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the Amended 2020 Plan.

Any Common Share that becomes available under the Amended 2020 Plan as described above will be added (or added back, as applicable) as (A) one Common Share if such Common Share was subject to an award granted under the 2020 Plan or the Amended 2020 Plan or a stock option or stock appreciation right granted under the 2014 Plan, (B) 2.46 Common Shares if such Common Share was subject to an award granted under the 2014 Plan prior to April 28, 2016 other than a stock option or stock appreciation right, and (C) 2.50 Common Shares if such Common Share was subject to an award granted under the 2014 Plan on or after April 28, 2016 other than a stock option or stock appreciation right.

No repricing without shareholder approval

Apart from certain corporate transactions or adjustment events described in the Amended 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be canceled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the Amended 2020 Plan.

Change in control definition

The Amended 2020 Plan includes a non-liberal definition of “change in control,” which is described below.

Default change in control treatment

The Amended 2020 Plan includes the following “default” treatment for awards in the event of a change in control:

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Unless otherwise determined by the Compensation Committee, each applicable evidence of award will provide that, in the event of a change in control, for outstanding awards under the Amended 2020 Plan that vest, are earned or become exercisable (as applicable) based solely on employment, service or the passage of time (as opposed to the achievement of one or more management objectives), such awards will accelerate and vest, be earned or become exercisable, as applicable, where either (A) within a specified period the participant’s employment or service is involuntarily terminated for reasons other than for cause, the participant terminates his or her employment or service for good reason or the participant’s employment or service is terminated due to the participant’s death or disability, or (B) such awards are not assumed or converted into replacement awards in a manner described in the evidence of award.

•

Unless otherwise determined by the Compensation Committee, each applicable evidence of award will provide that, in the event of a change in control, for outstanding awards under the Amended 2020 Plan that vest, are earned or become exercisable (as applicable) based on the achievement of one or more management objectives (as opposed to only employment, service or the passage of time), such awards will accelerate and vest, be earned or become exercisable, as applicable, based on the greater of (A) target performance or (B) actual performance (or the Common Share price relating to the change in control, if applicable) determined as of the date of the change in control, where either (1) within a specified period the participant’s employment or service is involuntarily terminated for reasons other than for cause, the participant terminates his or her employment or service for good reason or the participant’s employment or service is terminated due to the participant’s death or disability, or (2) such awards are not assumed or converted into replacement awards in a manner described in the evidence of award.

Exercise or base price limitation

The Amended 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Minimum vesting periods

Awards granted under the Amended 2020 Plan will vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the Common Shares available for awards under the Amended 2020 Plan, as may be adjusted under the terms of the Amended 2020 Plan, may be used for awards that do not at grant comply with such minimum vesting requirement. Further, the minimum vesting requirement does not preclude the committee, in its sole discretion, from (1) providing for continued vesting or accelerated vesting for any award under the Amended 2020 Plan upon certain events, including in connection with or following the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control, or (2) exercising its discretionary vesting authority under the Amended 2020 Plan at any time following the grant of an award.

Summary of other material terms of the Amended 2020 Plan

Administration

The Amended 2020 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board to administer the Amended 2020 Plan; provided, however, that notwithstanding anything in the Amended 2020 Plan to the contrary, the Board may grant awards under the Amended 2020 Plan to non-employee directors and administer the Amended 2020 Plan with respect to such awards. References to the “committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The committee may from time to time delegate all or any part of its authority under the Amended 2020 Plan to a subcommittee. Any interpretation, construction and determination by the committee of any provision of the Amended 2020 Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended 2020 Plan, will be final and conclusive. To the extent permitted by applicable law, the committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the company, such administrative duties or powers as it deems advisable. In addition, the committee may by resolution, subject to certain restrictions set forth in the Amended 2020 Plan, authorize one or more officers of the company to (1) designate employees to be recipients of awards under the Amended 2020 Plan and (2) determine the size of such awards. The committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The committee is authorized to take appropriate action under the Amended 2020 Plan subject to the express limitations contained in the Amended 2020 Plan.

Eligibility

Any person who is selected by the committee to receive benefits under the Amended 2020 Plan and who is at that time an officer or other employee of the company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2020 Plan. In addition, non-employee directors of the company and certain persons (including consultants) who provide services to the company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”) may also be selected by the committee to participate in the Amended 2020 Plan. As of March 1, 2021, there were approximately 1,973 employees of the company and its subsidiaries, nine non-employee directors of the company and zero consultants of the company and its subsidiaries eligible to participate in the Amended 2020 Plan. The basis for participation in the Amended 2020 Plan by eligible persons is the selection of such persons for participation by the committee (or its proper delegate) in its discretion.

Shares available for awards under the Amended 2020 Plan

Subject to adjustment as described in the Amended 2020 Plan and the Amended 2020 Plan share counting rules, the number of Common Shares available under the Amended 2020 Plan for awards of stock options or SARs, restricted shares; RSUs, performance shares or performance units, other stock-based awards under the Amended 2020 Plan, or dividend equivalents paid with respect to awards under the Amended 2020 Plan will not exceed, in the aggregate, 4,000,000 Common Shares (consisting of 2,000,000 shares that were originally approved by shareholders at the 2020 annual meeting of shareholders and 2,000,000 shares that will be newly provided for under the Amended 2020 Plan), plus Common Shares that become available under the Amended 2020 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Amended 2020 Plan awards (or, as described, 2014 Plan awards), after May 6, 2020.

Share counting

Generally, the aggregate number of Common Shares available under the Amended 2020 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the Amended 2020 Plan.

Types of awards under the Amended 2020 Plan

Pursuant to the Amended 2020 Plan, the company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”)), SARs, restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the Amended 2020 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the committee (an “Evidence of Award”), which will contain such terms and provisions as the committee may determine, consistent with the Amended 2020 Plan. A brief description of the types of awards which may be granted under the Amended 2020 Plan is set forth below.

Stock options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the Amended 2020 Plan may consist of either an incentive stock option, a non-qualified stock option that is not intended to be an incentive stock option under Section 422 of the Code, or a combination of both. Incentive stock options may only be granted to employees of the company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the committee, by a net exercise arrangement pursuant to which the company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.

SARs: The committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the Amended 2020 Plan may not provide for dividends or dividend equivalents.

Restricted shares: Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights (subject in particular to certain dividend provisions in the Amended 2020 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the committee for a period of time determined by the committee or until certain management objectives specified by the committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares, but any such dividends or other distributions on restricted shares must be deferred until, and paid contingent upon, the vesting of such restricted shares. Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the Amended 2020 Plan and will contain such terms and provisions, consistent with the Amended 2020 Plan, as the committee may approve.

RSUs: RSUs awarded under the Amended 2020 Plan constitute an agreement by the company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.

Performance shares, performance units and cash incentive awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2020 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other awards: Subject to applicable law and applicable share limits under the Amended 2020 Plan, the committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Common Shares; purchase rights for Common Shares; awards with value and payment contingent upon performance of the company or specified subsidiaries, affiliates or other business units or any other factors designated by the committee; and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the company. The terms and conditions of any such awards will be determined by the committee. Common Shares delivered under such an award in the nature of a purchase right granted under the Amended 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the committee determines.

In addition, the committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended 2020 Plan. The committee may also authorize the grant of Common Shares as a bonus or may authorize the grant of Other Awards in lieu of obligations of the company or a subsidiary to pay cash or deliver other property under the Amended 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Shares, but such dividend equivalents or other distributions must be deferred until, and paid contingent upon, the earning and vesting of such awards.

Change in control

The Amended 2020 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the Amended 2020 Plan): (1) any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding Common Shares or voting shares of the company (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the company, as described in the Amended 2020 Plan (subject to certain exceptions); or (4) approval by the shareholders of the company of a complete liquidation or dissolution of the company (subject to certain exceptions).

Management objectives

The Amended 2020 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2020 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the committee deems appropriate and equitable.

Transferability of awards

Except as otherwise provided by the committee, and subject to the terms of the Amended 2020 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2020 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2020 Plan be transferred for value. Except as otherwise determined by the committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the Amended 2020 Plan will be subject to further restrictions on transfer.

Adjustments

The committee will make or provide for such adjustments in: (1) the number and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the Amended 2020 Plan; (2) if applicable, the number and kind of Common Shares covered by Other Awards granted pursuant to the Amended 2020 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the company, the committee may provide in substitution for any or all outstanding awards under the Amended 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the company, the committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The committee will make or provide for such adjustments to the numbers of Common Shares available under the Amended 2020 Plan and the share limits of the Amended 2020 Plan as the committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. Any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on repricing

Except in connection with certain corporate transactions or changes in the capital structure of the company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The Amended 2020 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental activity and recapture

Any Evidence of Award may reference a clawback policy of the company or provide for the cancellation or forfeiture of an award, or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to non-U.S. based participants

In order to facilitate the making of any grant or combination of grants under the Amended 2020 Plan, the committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the company or any of its subsidiaries outside of the United States of America or who provide services to the company or any of its subsidiaries under an agreement with a foreign nation or agency, as the committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2020 Plan (including sub-plans) (to be considered part of the Amended 2020 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2020 Plan as then in effect unless the Amended 2020 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding

To the extent the company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2020 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant,

Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the Amended 2020 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No right to continued employment

The Amended 2020 Plan does not confer upon any participant any right with respect to continuance of employment or service with the company or any of its subsidiaries.

Effective date of the Amended 2020 Plan

The 2020 Plan became effective on May 6, 2020. The Amended 2020 Plan will become effective on the date it is approved by the company’s shareholders.

Amendment and termination of the Amended 2020 Plan

The Board of Directors generally may amend the Amended 2020 Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2020 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2020 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2020 Plan, (3) would materially modify the requirements for participation in the Amended 2020 Plan or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NYSE, or, if the Common Shares are not traded on the NYSE, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended 2020 Plan’s prohibition on repricing, the committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2020 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2020 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the Amended 2020 Plan at any time. Termination of the Amended 2020 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2020 Plan on or after the tenth anniversary of the date shareholders approve the Amended 2020 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2020 Plan.

Allowances for conversion awards and assumed plans

Common Shares issued or transferred under awards granted under the Amended 2020 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2020 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2020 Plan, under circumstances further described in the Amended 2020 Plan, but will not count against the aggregate share limit or other Amended 2020 Plan limits described above.

New plan benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2020 Plan because the grant and actual settlement of awards under the Amended 2020 Plan are subject to the discretion of the plan administrator.

The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of RSUs, stock options and performance-based RSUs (“PRSUs”) (at target) granted under the 2020 Plan from inception through March 1, 2021:

TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

Name	Number of Awards Granted
Named Executive Officers:
Terry L. Dunlap, Former Interim Chief Executive Officer and President	N/A
Kristopher R. Westbrooks, Executive Vice President and Chief Financial Officer	40,400 RSUs and 46,700 target PRSUs
Frank A. DiPiero, Executive Vice President, General Counsel and Secretary	4,700 target PRSUs
William P. Bryan, Executive Vice President, Manufacturing and Supply Chain	17,100 RSUs and 19,800 target PRSUs
Thomas D. Moline, Executive Vice President, Commercial Operations	17,100 RSUs and 19,800 target PRSUs
All current executive officers as a group*	97,000 RSUs and 109,820 target PRSUs
All current non-employee directors as a group	295,400 RSUs
Each nominee for election as a director**	36,925 RSUs
Each associate of any of the foregoing	N/A
Each other person who received at least 5% of all awards granted	N/A
All employees, excluding current executive officers	280,720 RSUs and 156,920 target PRSUs

*Awards granted to Mr. DiPiero are not included in the awards to all current executive officers as a group as his employment with the company terminated on December 31, 2020.

**Awards to each nominee for election as a director includes only awards granted to Ronald A. Rice as no awards have been granted to Terry L. Dunlap or Michael S. Williams under the 2020 Plan.

U.S. federal income tax consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2020 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended 2020 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and social security taxes), or state, local or foreign tax consequences.

Tax consequences to participants

Restricted shares: The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified stock options: In general, no income will be recognized by an optionee at the time a non-qualified stock option is granted. At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax consequences to the company or its subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction from any applicable federal income tax, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.

Code Section 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1.0 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the company does not anticipate that it will be able to make any grants under the Amended 2020 Plan that will be intended to qualify for the performance-based exception. To be clear, shareholders are not being asked to approve the Amended 2020 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the historical performance-based exception.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional Common Shares under the Amended 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2020 Plan by our shareholders.

Your Board of Directors recommends a vote for approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan.

Equity compensation plan information

The following table sets forth certain information as of December 31, 2020, regarding equity compensation plans maintained by us on that date, the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan (“2014 Plan”) and the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Plan” and, together with the 2014 Plan, the “Equity Plans”):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans reflected in column (a)(3)
Equity compensation plans approved by security holders(4)	4,571,736	$18.61	2,160,931

Equity compensation plans not approved by security holders	—	—	—
Total	4,571,736	$18.61	2,160,931

(1)

The amount shown in column (a) includes the following: nonqualified stock options – 2,931,065; deferred shares – 369,340; performance-based restricted stock units – 258,447; and time-based restricted stock units – 1,012,884 (which includes 684,407 cliff-vested restricted stock units).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the 2020 Equity Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, restricted stock units, performance shares, performance units and cash incentive awards. Subject to the terms of the Equity Plans, certain awards may be credited with dividend equivalents payable in the form of cash or common shares. No additional awards may be made under the 2014 Plan.

(4)

The company also maintains the Director Deferred Compensation Plan pursuant to which non-employee Directors may defer receipt of common shares authorized for issuance under the Equity Plans. The table does not include separate information about this plan because it merely provides for the deferral, rather than the issuance, of common shares.

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 18, 2021, in connection with the company’s solicitation of proxies for the 2021 annual meeting of shareholders to be held on May 5, 2021, at 10 a.m. Eastern time, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement. There will be no in-person annual meeting. The meeting will be held “virtually” over the internet.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2021 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 45,602,476 of our common shares outstanding.

How do I vote?

Registered holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6 a.m. EDT on May 5, 2021.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6 a.m. EDT on May 5, 2021.

By mail. After reading the proxy materials, if you received a printed version of the proxy materials you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6 a.m. EDT on May 5, 2021, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor, the approval, on an advisory basis, of the compensation of the company’s named executive officers, and the approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. Finally, you can also specify the frequency with which you prefer the company to conduct advisory votes to approve the compensation of the company’s named executive officers.

Shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business as may be properly brought before the 2021 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of the Board’s three nominees as directors to serve a three-year term expiring at the 2024 annual meeting of shareholders	For each director nominee

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2021	For

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	For

4.	Approval, on an advisory basis, of the frequency of advisory votes on named executive compensation	1 Year

5.	Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan	For

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Bargaining Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the trustee for the plan, Bank of America Merrill Lynch, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6 a.m. EDT on May 3, 2021. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions.

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (Proposal 2 in this proxy statement). All other matters identified above (Proposals 1, 3, 4, and 5 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

In-person voting. Shareholders who attend the annual meeting “virtually” over the internet may vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.    Any shareholder who wants to attend TimkenSteel’s virtual annual meeting, must register to participate no later than 10:00 a.m. Eastern time on May 4, 2021. For additional information and instructions regarding registration procedures for both registered and beneficial shareholders, please see “Additional information” in the “Notice of annual meeting of shareholders” included with this proxy statement.

May I change my vote?

You may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on May 4, 2021, stating that you want to revoke your proxy;

•	submitting another completed proxy card to the secretary of the company that is received prior to the close of business on May 4, 2021, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6 a.m. EDT on May 5, 2021, which will automatically revoke the earlier proxy; or

•	attending the annual meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2021 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the three nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor, and Proposal 5, approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. In determining whether each of these proposals has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder votes on Proposal 3, approval of the compensation of the company’s named executive officers, and Proposal 4, the frequency with which such votes on named executive officer compensation will be conducted, are advisory in nature and therefore not binding on the company. Although the approval of named executive officer compensation is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. The vote on frequency is also advisory and the Board of Directors and the Compensation Committee will consider the frequency choice receiving the plurality of the votes cast as the shareholders’ selection of the frequency of advisory votes on named executive officer compensation. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against these proposals.

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 18, 2021, any proposal of our shareholders intended to be presented at the 2022 annual meeting of shareholders and to be included in our proxy materials related to the 2022 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted by certified mail, return receipt requested.

A shareholder submitting a proposal outside the processes of Rule 14a-8 in connection with the 2022 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the 2022 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2021 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2022 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2022 annual meeting of shareholders is first made. Our proxy related to the 2022 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 4, 2022.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2020, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote for each of the nominees named in Proposal 1, for Proposals 2, 3 and 5 and for “1 Year” on Proposal 4.

Appendix A

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA and free cash flow, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the company’s performance and provides improved comparability of results. Free cash flow is also an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way. See the following table for a definition of the non-GAAP financial measures referred to above and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company’s performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Year Ended December 31,
(Dollars in millions) (Unaudited)	2020	2019	2018
Net income (loss)	$(61.9)	$(110.0)	$(10.0)

Provision (benefit) for income taxes	1.2	(16.1)	1.8
Interest expense	12.2	15.7	17.1
Earnings Before Interest and Taxes (EBIT) (1)	$(48.5)	$(110.4)	$8.9
EBIT Margin (1)	(5.8%)	(9.1%)	0.6%

Depreciation and amortization	70.0	73.5	73.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$21.5	$(36.9)	$81.9
EBITDA Margin (2)	2.6%	(3.1%)	5.1%
Adjustments:
Loss on sale of scrap processing facility	(0.1)	—	—
Executive severance and transition costs	—	(5.6)	(1.7)
Impairment charges and loss on sale or disposal of assets	—	(8.9)	—
Gain/(loss) on sale of TMS assets	3.6	—	—
Restructuring charges	(3.2)	(8.9)	—
Facility phase down: inventory write-down	—	(4.8)	—
Accelerated depreciation and amortization (EBIT only)	(3.4)	(2.8)	—
Gain (loss) from remeasurement of benefit plans	(14.7)	(40.6)	(43.5)
Loss on extinguishment of debt	(0.9)	—	—
Employee retention credit	2.3	—	—
Faircrest plant asset disposal, net of recovery	0.1	—	—
Business transformation costs (5)	(1.0)	(0.5)	—
TMS inventory write-down	(3.1)	—	—
Gain on sale of non-core property	0.5	—	—
Adjusted EBIT (3)	$(28.6)	$(38.3)	$54.1
Adjusted EBIT Margin (3)	(3.4%)	(3.2%)	3.4%
Adjusted EBITDA (4)	$38.0	$32.4	$127.1
Adjusted EBITDA Margin (4)	4.6%	2.7%	7.9%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature and are primarily related to professional service fees associated with the disposition of non-core assets, as well as CEO transition fees.

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company’s financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Year Ended December 31,
(Dollars in millions) (Unaudited)	2020	2019
Net Cash Provided (Used) by Operating Activities	$173.5	$70.3
Less: Capital expenditures	(16.9)	(38.0)
Free Cash Flow	$156.6	$32.3

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Appendix B

TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan

1.            Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.            Definitions. As used in this Plan:

(a)           “Amendment and Restatement Date” means the date on which the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan is approved by the Shareholders.

(b)           “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c)           “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)           “Board” means the Board of Directors of the Company.

(e)          “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)            “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(h)          “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(i)            “Common Shares” means the common shares, without par value per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j)            “Company” means TimkenSteel Corporation, an Ohio corporation, and its successors.

(k)           “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l)            “Director” means a member of the Board.

(m)         “Effective Date” means May 6, 2020.

(n)          “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p)          “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(q)          “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(r)           “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)           “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t)           “Option Price” means the purchase price payable on exercise of an Option Right.

(u)          “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(v)           “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(w)          “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(x)           “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(y)           “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(z)           “Plan” means this TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa)         “Predecessor Plan” means the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated.

(bb)        “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(cc)         “Restricted Share Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(dd)        “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 of this Plan.

(ee)         “Shareholder” means an individual or entity that owns one or more Common Shares.

(ff)           “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(gg)        “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(hh)        “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.            Shares Available Under this Plan.

(a)           Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Share Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 4,000,000 Common Shares (consisting of 2,000,000 Common Shares that were approved by the Shareholders in 2020 and 2,000,000 Common Shares to be approved by the Shareholders in 2021), plus the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)           Share Counting Rules.

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above in accordance with Section 3(b)(v) below.

(ii) If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan in accordance with Section 3(b)(v) below.

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights and Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan in accordance with Section 3(b)(v) below, but only for a period not to exceed 10 years from the Amendment and Restatement Date; (D) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (E) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(v) Any Common Share that becomes available under this Plan under this Section 3(b) will be added (or added back, as applicable) as (A) one Common Share if such Common Share was subject to an award granted under this Plan or a stock option or stock appreciation right granted under the Predecessor Plan, (B) 2.46 Common Shares if such Common Share was subject to an award granted under the Predecessor Plan prior to April 28, 2016 other than a stock option or stock appreciation right, and (C) as 2.50 Common Shares if such Common share was subject to an award granted under the Predecessor Plan on or after April 28, 2016 other than a stock option or stock appreciation right.

(c)           Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,000,000 Common Shares.

(d)           Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

(e)           Minimum Vesting. Notwithstanding anything in this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Common Shares available for awards under this Plan under Section 3(a)(i), as may be adjusted under Section 11 of this Plan, may be used for awards that do not at grant comply with such minimum vesting requirement. Nothing in this Section 3(e) or otherwise in this Plan shall preclude the Committee, in its sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the Plan, including in connection with or following the retirement, death, disability or termination of employment or service of a Participant, or (ii) exercising its authority under Section 18(c) at any time following the grant of an award.

4.            Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)           Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)           Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)           To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)           Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)           Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)           Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)           No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)             Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)             Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.            Appreciation Rights.

(a)           The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)           Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)            Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.            Restricted Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)            Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)           Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)            Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)             Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)           Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(h)            Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.            Restricted Share Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)            Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)            Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)            Notwithstanding anything to the contrary contained in this Plan, Restricted Share Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)            During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Share Units shall be deferred until and paid contingent upon the vesting of such Restricted Share Units.

(e)            Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f)            Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.            Cash Incentive Awards, Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)            Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)            The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)            Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)            Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)            The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)            Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.            Other Awards.

(a)            Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)            Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)            The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)            The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 9 shall be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e)            Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)            Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.          Administration of this Plan.

(a)            This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)            The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)            To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.          Adjustments.  The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.          Change in Control.

(a)            Definition.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding Common Shares; or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii);

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(b)            Treatment of Awards Upon a Change in Control.

(i) Unless otherwise determined by the Committee, each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based solely on employment, service or the passage of time (as opposed to the achievement of one or more Management Objectives), such awards will accelerate and vest, be earned or become exercisable, as applicable, where either (A) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(ii) Unless otherwise determined by the Committee, each applicable Evidence of Award will provide that, in the event of a Change in Control, for outstanding awards under this Plan that vest, are earned or become exercisable (as applicable) based on the achievement of one or more Management Objectives (as opposed to only employment, service or the passage of time), such awards will accelerate and vest, be earned or become exercisable, as applicable, based on the greater of (A) target performance or (B) actual performance (or the Common Share price relating to the Change in Control, if applicable) determined as of the date of the Change in Control, where either (I) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for cause, the Participant terminates his or her employment or service for good reason or the Participant’s employment or service is terminated due to the Participant’s death or disability, or (II) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

13.          Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.          Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.          Transferability.

(a)            Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)            The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.          Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by the Committee, and (c) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.          Compliance with Section 409A of the Code.

(a)            To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)            Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)            If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the

Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)            Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)            Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.          Amendments.

(a)            The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)            Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)            If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)            Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.          Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.          Effective Date/Termination. The TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan was effective on the Effective Date. The TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan will be effective as of the Amendment and Restatement Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.          Miscellaneous Provisions.

(a)            The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)            This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)            Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)            No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)            Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)            No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)            The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)            Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)            If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.          Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)            Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted share units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)            In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)            Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch- tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on May 3, 2021 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 5, 2021.

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Kristopher R. Westbrooks and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held virtually at www.cesonlineservices.com/tmst21vm, on May 5, 2021, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. on May 3, 2021 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature

Signature (if jointly held)

Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 5, 2021 at 10:00 a.m. Eastern Time

www.cesonlineservices.com/tmst21vm

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

 Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR all nominees listed in proposal 1, FOR proposals 2, 3 and 5, and for 1 YEAR on proposal 4.

  1.  Election of the following Directors to serve a three-year term expiring at the 2024 annual meeting:

Nominees:	1.	Terry L. Dunlap	2.	Ronald A. Rice	3.	Michael S. Williams

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2. Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2021.
☐	FOR	☐	AGAINST	☐	ABSTAIN

3. Approval, on an advisory basis, of the compensation of the company’s named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. Approval, on an advisory basis, of the frequency of advisory votes on named executive officer compensation.

☐	1 YEAR	☐	2 YEARS	☐	3 YEARS	☐ ABSTAIN

5. Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐ PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

TIMKENSTEEL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2021

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2021 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Wednesday, May 5, 2021, at 10:00 a.m. Eastern time, in an online-only format, at www.cesonlineservices.com/tmst21vm. You will not be able to attend the meeting in person. To attend the virtual annual meeting, please register at www.cesonlineservices.com/tmst21vm no later than 10:00 a.m. Eastern time on May 4, 2021.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

1.	Election of the following directors to serve a three-year term expiring at the 2024 Annual Meeting: Terry L. Dunlap, Ronald A. Rice and Michael S. Williams.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2021.

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

4.	Approval, on an advisory basis, of the frequency of advisory votes on named executive officer compensation.

5.	Approval of the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all nominees listed in proposal 1, FOR proposals 2, 3, and 5, and 1 YEAR on proposal 4.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TMST

•	2020 Annual Report on Form 10-K

•	2021 Notice and Proxy Statement

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 21, 2021 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.

Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

To vote your TimkenSteel Corporation shares, you can attend the Annual Meeting of Shareholders virtually and vote or you can:

1.	Go to www.ViewMaterial.com/TMST

2.	Click on the icon to vote your shares.

3.	Enter the 11-digit Control Number (located by the arrow in the box above).

4.	Follow the instructions to record your vote.